SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

FULTON FINANCIAL CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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P.O. Box 4887
One Penn Square
Lancaster, Pennsylvania 17604

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FRIDAY, APRIL 25, 2008

TO THE SHAREHOLDERS OF FULTON FINANCIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the regular Annual Meeting of the shareholders of FULTON FINANCIAL CORPORATION will be held on Friday, April 25, 2008, at 12:00 noon, at the Hershey Lodge and Convention Center, West Chocolate Avenue and University Drive, Hershey, Pennsylvania, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect seven directors for the terms specified; and

2.	OTHER BUSINESS. To consider such other business as may properly be brought before the meeting and any adjournments thereof.

     Only those shareholders of record at the close of business on February 29, 2008, shall be entitled to be given notice of, and to vote at, the meeting.

     It is requested that you promptly execute the enclosed Proxy and return it in the enclosed postpaid envelope. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. You are cordially invited to attend the meeting, but you must RSVP that you will attend. Please see the enclosed annual meeting response card for more information and to RSVP if you are going to attend the meeting in person. Your Proxy is revocable and may be withdrawn at any time before it is voted at the meeting.

     A copy of the Annual Report on Form 10-K of Fulton Financial Corporation is also enclosed.

Sincerely,

George R. Barr, Jr.
Secretary
Enclosures
March 20, 2008

PROXY STATEMENT

Dated and To Be Mailed on or about: March 20, 2008

P.O. Box 4887, One Penn Square
Lancaster, Pennsylvania 17604
(717) 291-2411

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2008

GENERAL

Introduction

     Fulton Financial Corporation, a Pennsylvania business corporation and registered financial holding company, (also herein referred to as “Fulton” or the “Corporation”), was organized pursuant to a plan of reorganization adopted by Fulton Bank and implemented on June 30, 1982. On that date, Fulton Bank became a wholly owned subsidiary of Fulton and the shareholders of Fulton Bank became shareholders of Fulton. Since that time, Fulton has acquired other banks and today owns the following subsidiary banks: Delaware National Bank, FNB Bank, N.A., Fulton Bank, Hagerstown Trust Company, Lafayette Ambassador Bank, The Peoples Bank of Elkton, Skylands Community Bank, Swineford National Bank, The Bank, and The Columbia Bank.

     In addition, Fulton has several direct, non-banking subsidiaries including: Fulton Financial Advisors, National Association (which offers fiduciary and investment services), Fulton Insurance Services Group, Inc. (which operates an insurance agency selling life insurance and related insurance products), Fulton Financial Realty Company (which owns or leases certain properties on which certain branch and operational facilities are located), Fulton Reinsurance Company, Ltd. (which reinsures credit life, health and accident insurance that is directly related to extensions of credit by subsidiary banks of Fulton), Central Pennsylvania Financial Corp. (which owns, directly or indirectly, certain limited partnership interests, principally in low-moderate income and elderly housing projects), and FFC Management, Inc. (which holds certain investment securities and corporate owned life insurance policies).

RSVP, Date, Time and Place of Meeting

     The regular annual meeting of the shareholders of Fulton (“Annual Meeting”) will be held on Friday, April 25, 2008, at 12:00 noon, at the Hershey Lodge and Convention Center, West Chocolate Avenue and University Drive, Hershey, Pennsylvania. You are cordially invited to attend the Annual Meeting, but in order for Fulton to plan and prepare for the proper number of shareholders, you must RSVP and confirm that you will attend by completing and returning the enclosed Annual Meeting response card.

     This Proxy Statement relates to Fulton’s twenty-sixth Annual Meeting of the shareholders. Attendance at the Annual Meeting will be limited to shareholders of record at the close of business on February 29, 2008 (the “Record Date”), their authorized representatives and guests of Fulton.

Shareholders Entitled to Vote

     Only those shareholders of record as of the Record Date shall be entitled to receive notice of, and to vote at, the Annual Meeting.

Purpose of Meeting

     The shareholders will be asked to consider and vote upon the following matters at the meeting: (i) to elect seven directors for the terms specified herein and on the proxy card; and (ii) to consider and vote upon such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

Solicitation of Proxies

     This Proxy Statement is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Fulton for use at the Annual Meeting to be held at 12:00 noon on Friday, April 25, 2008, and any adjournments thereof. Fulton is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Revocability and Voting of Proxies

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder may revoke any proxy given pursuant to this solicitation by delivering written notice of revocation to the Corporate Secretary of Fulton, at any time before the proxy is voted at the Annual Meeting. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the election of the seven nominees identified in this Proxy Statement. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton.

     Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan and for the account of employees who participate in the Employee Stock Purchase Plan will be voted in accordance with the instructions of each shareholder as set forth in his or her proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder's account will not be voted.

     Shares held for the account of employees of Fulton and its subsidiaries who participate in the Fulton Financial Stock Fund of the Fulton Financial Corporation 401(k) Retirement Plan (the “401(k) Retirement Plan”), formerly known as the Fulton Financial Corporation Profit Sharing Plan, and shares in any affiliate 401(k) plan that was acquired by Fulton, will be voted by Fulton Financial Advisors, National Association (“FFA”), or the affiliate 401(k) plan trustee (the “Plan Trustee”) in accordance with the instructions of each participant as set forth in the separate voting instruction card sent to the participant with respect to such shares. To allow sufficient time for the Plan Trustee to vote, participants’ voting instructions must be received by April 15, 2008. Shares held in the Fulton Financial Stock Fund with respect to which no voting instructions are received by April 15, 2008, will be voted by the Plan Trustee FOR the election of the seven nominees identified in this Proxy Statement.

Voting of Shares and Principal Holders Thereof

     At the close of business on February 29, 2008, which is the Record Date for determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof, Fulton had 173,649,334 shares of common stock outstanding and entitled to vote. There is no other class of stock outstanding. As of the Record Date, 3,005,941 shares of Fulton common stock were held by FFA, as sole fiduciary. The shares held by FFA as sole fiduciary represent, in the aggregate, approximately 1.73 percent of the total shares outstanding and will be voted FOR the election of the seven nominees identified in this Proxy Statement.

     A majority of the outstanding common stock present in person or by proxy constitutes a quorum for the conduct of business. The judge of election will treat shares of Fulton common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by broker non-votes 1 as present for purposes of determining a quorum.
____________________

1 Broker non-votes are shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy or otherwise notified Fulton that it does not have authority to vote such shares on that matter.

     Each share is entitled to one vote on all matters submitted to a vote of the shareholders. A majority of the votes cast at a meeting at which a quorum is present is required in order to approve any matter submitted to a vote of the shareholders, except in cases where the vote of a greater number of shares is required by law or under Fulton’s Articles of Incorporation or Bylaws.

     In the case of the election of directors, the seven candidates for the terms specified receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. Abstentions and broker non-votes will be counted as shares that are present at the meeting, but will not be counted as votes cast on the election of directors. Abstentions and broker non-votes will have no effect on the director election since only votes cast will be counted.

     To the knowledge of Fulton, on the Record Date, no person or entity owned of record or beneficially more than five percent of the outstanding common stock of Fulton.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote FOR the election of the seven nominees identified in this Proxy Statement for the terms specified.

Shareholder Proposals

     Shareholder proposals intended to be presented at the 2009 Annual Meeting must be received at the executive offices of Fulton at One Penn Square, Lancaster, Pennsylvania not later than November 20, 2008, in order to be included in the proxy statement and proxy card to be prepared by Fulton in connection with the 2009 Annual Meeting. A shareholder may not submit more than one proposal, and the proposal, including any accompanying supporting statement, may not exceed 500 words.

     In order to be eligible to submit a proposal, a shareholder must have continuously held at least $2,000 in market value of Fulton common stock for at least one year before the date the proposal is submitted. The shareholder must continue to hold that stock through the date of the 2009 Annual Meeting.

     Any shareholder submitting a shareholder proposal to Fulton must also provide Fulton with a written statement verifying ownership of stock and confirming the shareholder’s intention to continue to hold the stock through the date of the 2009 Annual Meeting. The shareholder, or a qualified representative, must attend the 2009 Annual Meeting in person to present the proposal.

Contacting the Board of Directors

     Any shareholder of Fulton who desires to contact the Board of Directors may do so by writing to: Board of Directors, Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. These written communications will be provided to the Chair of the Executive Committee of the Board of Directors who will determine further distribution based on the nature of the information in the communication. For example, communications concerning accounting, internal accounting controls or auditing matters will be shared with the Chair of the Audit Committee of the Board of Directors.

Code of Conduct

     Fulton has had a written Code of Conduct ("Code") for over two decades that governs the conduct of its directors, officers and employees. The Code was revised in 2004 to comply with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards, and Fulton provides the Code to each director, officer and employee. In 2006, Fulton updated the Code to include a new process for filing anonymous complaints and to make other minor changes. The Code was last updated by Fulton in 2007, and a current copy of the Code can be obtained, without cost, by writing to the Corporate Secretary at: Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. The current Code is also posted and available on Fulton's website at www.fult.com.

SELECTION OF DIRECTORS

General Information

     The Bylaws of Fulton provide that the Board of Directors shall consist of not less than two nor more than thirty-five persons and that the Board of Directors shall determine the number of directors. On December 18, 2007, Fulton amended and restated its Bylaws. As a result of the December 18, 2007 amendment and restatement of the Bylaws, beginning with the 2009 Annual Meeting, nominees elected to the Board of Directors shall be elected for one-year terms. Subject to Fulton's retirement provisions, directors elected prior to the 2009 Annual Meeting shall serve the remainder of their elected term, even if greater than one year.

     A majority of the Board of Directors may increase or decrease the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy shall hold office until the next Annual Meeting of the shareholders and until a successor is elected and shall have qualified.

     Fulton’s Bylaws limit the age of director nominees and no person shall be nominated for election as a director who will attain the age of seventy (70) years on or before the date of the Annual Meeting at which he or she is to be elected. There is also a mandatory retirement provision in the Bylaws, which states that the office of a director shall be considered vacant at the Annual Meeting next following the director attaining the age of seventy (70) years. In addition, Fulton has adopted a Voluntary Resignation Policy for Non-Management Directors that generally requires a director to tender his or her resignation when the director’s effectiveness as a member of the board may be substantially impaired. This includes, but is not limited to: a director failing to attend at least 62.5% of meetings without a valid excuse; an extension of credit by a Fulton affiliate bank to a director or their related interest being classified as nonaccrual, past due, restructured or a potential problem; and relocation of a director’s residence or business outside of Fulton’s market area. While the Fulton policy sets forth events which might cause a director to tender his or her resignation, it also directs Fulton’s board to consider carefully on a case-by-case basis, whether or not Fulton should accept such a resignation.

     On January 15, 2008, the Board of Directors increased the number of directors from fourteen to fifteen, effective March 17, 2008, and filled the vacancy with Dana A. Chryst, who is a nominee for election at the 2008 Annual Meeting.

Procedure for Shareholder Nominations

     Section 3 of Article II of the Bylaws of Fulton requires that nominations, other than those made by the Nominating Committee of the Board of Directors, shall be made in writing and shall be delivered or mailed to the Chairman of the Board or the Corporate Secretary not less than the earlier of (a) one hundred twenty (120) days prior to any meeting of shareholders called for the election of directors or (b) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any successor provision thereto). The notice to the Chairman of the Board or the Corporate Secretary of a nomination, other than one made by the Nominating Committee, shall set forth (i) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of Fulton entitled to vote at such meeting and intends to be present in person or by proxy at such meeting to nominate the person or persons to be nominated, (ii) the name, age, business address and residence address of each nominee proposed in such notice, (iii) the principal occupation or employment of each such nominee, (iv) the number of shares of capital stock of Fulton that are beneficially owned by each such nominee, (v) a statement of qualifications of the proposed nominee and a letter from the nominee affirming that he or she will agree to serve as a director of Fulton if elected by the shareholders, (vi) a description of all arrangements or understandings between the shareholder submitting the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (vii) such other information regarding each nominee proposed by the shareholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by or at the direction of the Board of Directors. The chairman of the meeting shall determine whether nominations have been made in accordance with the requirements of the Bylaws and, if the chairman determines that a nomination is defective, the nomination and any votes cast for the nominee shall be disregarded.

Director Qualifications

     In considering any individual nominated for board membership, Fulton considers a variety of factors, including whether the candidate is recommended by executive management; the individual’s professional and personal qualifications, including business experience, education and community and charitable activities; and the individual’s familiarity with the communities in which Fulton is located or is seeking to locate. In 2004, the Board of Directors formed the Nominating Committee of the Board, whose members are independent and are responsible for recommending director nominees to the Board of Directors. The charter for the Nominating Committee is posted and available on Fulton’s website at www.fult.com.

ELECTION OF DIRECTORS

General Information

     The Board of Directors increased the number of directors from fourteen to fifteen as of March 17, 2008, and for the Annual Meeting, the Board of Directors has fixed the number of directors at fifteen. There are eight continuing directors whose terms of office will expire at either the 2009 Annual Meeting or the 2010 Annual Meeting. Beginning with the 2009 Annual Meeting, nominees to the Board of Directors shall be elected for one-year terms. Subject to Fulton's retirement provisions, directors elected prior to the 2009 Annual Meeting shall serve the remainder of their elected term, even if greater than one year. The Board of Directors has nominated the following persons for election to the Board of Directors for a term of three years, except for Ms. Chryst who has been nominated to serve for a two-year term:

2008 Director Nominees

John M. Bond, Jr.
Dana A. Chryst
Patrick J. Freer
Carolyn R. Holleran
Donald W. Lesher, Jr.
Abraham S. Opatut
Gary A. Stewart

     Each of the above nominees is presently a director of Fulton. Following the recommendation of the Nominating Committee, the Board of Directors approved their nomination at a meeting of the Board of Directors. In the event that any of the foregoing 2008 director nominees are unable to accept nomination or election, any proxy given pursuant to this solicitation will be voted in favor of such other persons as the Board of Directors of Fulton may recommend. However, the Board of Directors has no reason to believe that any of its director nominees will be unable to accept nomination or to serve as a director if elected.

Vote Required

     The seven candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. Abstentions and broker non-votes will be counted as shares that are present at the Annual Meeting, but will not be counted as votes cast on the election of directors.

Recommendation of The Board of Directors

     The Board of Director's recommends that the shareholders vote FOR the election of the seven nominees identified in this Proxy Statement for the terms specified.

Information about Nominees, Continuing Directors and Independence Standards

     Information concerning the seven persons nominated by the Board for election to the Board of Directors of Fulton at the 2008 Annual Meeting and concerning the other continuing directors is set forth below, including whether they were determined by the Board of Directors to be independent for purposes of the NASDAQ listing standards.

     Fulton is a NASDAQ listed company and follows the NASDAQ listing standards for Board and committee independence. At its January 2008 meeting with respect to Directors Albertson, Bowman, Dally, Freer, Hodges, Holleran, Kooyker, Lesher, Shirk and Stewart, and at its March 2008 meeting with respect to Ms. Chryst, the Board of Directors determined that eleven of Fulton’s fifteen continuing directors are independent as defined in the applicable NASDAQ listing standards and pursuant to the definition contained in NASDAQ Stock Market Rule 4200(a)(15), including that each of these directors is free of any relationships that would interfere with his or her individual exercise of independent judgment. In addition, members of the Audit Committee of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards for service on the Audit Committee. The Board of Directors considered the relationships and other arrangements, if any, of each director when director independence was reviewed, including Fulton’s relationships with the law firms with which Directors Albertson, Dally and Shirk are affiliated. The other types of relationships and transactions that were reviewed are more fully described in "Related Person Transactions with Directors and Executive Officers" on page 38.

Director Nominees at the 2008 Annual Meeting and Continuing Directors

JEFFREY G. ALBERTSON (Independent Director), age 67. Director of The Bank since 1989. Attorney, Albertson Law Office (law firm). - Director of Fulton since 1996 and current term ends 2009.

JOHN M. BOND, JR., age 64. Chairman of the Board and Director of The Columbia Bank since 1987. Mr. Bond was Chief Executive Officer of The Columbia Bank until his retirement on December 31, 2006. Mr. Bond also serves as a director of the Federal Home Loan Bank of Atlanta.
- Director of Fulton since 2006 and a Nominee for election at the Annual Meeting.

DONALD M. BOWMAN, JR. (Independent Director), age 69. Director of Hagerstown Trust Company since 1981. Partner, Bowman Group (trucking and real estate business).
- Director of Fulton since 1994 and current term ends 2010.

DANA A. CHRYST (Independent Director), age 48. Director of Fulton Bank since 2003. Chief Executive Officer and owner of The Jay Group (a marketing fulfillment company).
- Director of Fulton effective March 17, 2008 and a Nominee for election at the Annual Meeting.

CRAIG A. DALLY (Independent Director), age 51. Director of Lafayette Ambassador Bank since 1990. Attorney, Pierce & Dally, LLP (law firm). Mr. Dally is a member of the Pennsylvania House of Representatives, serving District 138.
- Director of Fulton since 2000 and current term ends 2009.

PATRICK J. FREER (Independent Director), age 58. Director of Lebanon Valley Farmers Bank until it was combined with Fulton Bank in 2007. President, Strickler Insurance Agency, Inc. (insurance broker).
- Director of Fulton since 1996 and a Nominee for election at the Annual Meeting.

RUFUS A. FULTON, JR., age 67. Retired Chairman of the Board and Chief Executive Officer, Fulton Financial Corporation. Mr. Fulton also serves as a director of The Aerospace Corp. (research and development for the aerospace industry), Burnham Holdings, Inc. (manufacturer of boilers, furnaces, radiators and air conditioning systems), High Real Estate Group (real estate), and Highmark, Inc. (health insurance)
- Director of Fulton since 1984 and current term ends 2009.

GEORGE W. HODGES (Independent Director), age 57. Chairman, The Wolf Organization, Inc. (distributors of lumber and building supplies). Mr. Hodges also serves as a director of Burnham Holdings, Inc. (manufacturer of boilers, furnaces, radiators and air conditioning systems) and York Water Company (NASDAQ: YORW), which is subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934.
- Director of Fulton since 2001 and current term ends 2010.

CAROLYN R. HOLLERAN (Independent Director), age 69. Member of the Fulton Bank Great Valley Division Advisory Board. Retired Partner, Jerlyn Associates (real estate investments).
- Director of Fulton since 1994 and a Nominee for election at the Annual Meeting.

WILLEM KOOYKER (Independent Director), age 65. Director of Somerset Valley Bank until it was combined with Skylands Community Bank in 2007. Chairman and Chief Executive Officer, Blenheim Capital Management, LLC (investment management company).
- Director of Fulton since 2005 and current term ends 2009.

DONALD W. LESHER, JR. (Independent Director), age 63. Director of Lebanon Valley Farmers Bank until it was combined with Fulton Bank in 2007. Retired President, Lesher Mack Sales and Service (truck dealership).
- Director of Fulton since 1998 and a Nominee for election at the Annual Meeting.

ABRAHAM S. OPATUT, age 60. Former Chairman of the Board and Director of First Washington State Bank, which was merged into The Bank in February 2007. Mr. Opatut is currently a Director of The Bank and a member of the First Washington Division Board. President, Colonial Marketing Associates (wholesale foods).
- Director of Fulton since 2005 and a Nominee for election at the Annual Meeting.

JOHN O. SHIRK (Independent Director), age 64. Director of Fulton Bank since 1983. Of Counsel, Barley Snyder LLC (law firm). Mr. Shirk also serves as a director of Eastern Insurance Holdings, Inc. (NASDAQ: EIHI), which is subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934. Also serves on the board of The Wolf Organization, Inc. (distributors of lumber and building supplies).
- Director of Fulton since 1983 and current term ends 2010.

R. SCOTT SMITH, JR., age 61. Chairman of the Board, President and Chief Executive Officer, Fulton Financial Corporation. Mr. Smith serves as a director of the American Bankers Association and in March 2008, Mr. Smith joined the Federal Reserve Board's Federal Advisory Council.
- Director of Fulton since 2001 and current term ends 2009.

GARY A. STEWART (Independent Director), age 60. Partner, Stewart Associates (real estate developer). - Director of Fulton since 2001 and a Nominee for election at the Annual Meeting.

Security Ownership of Directors, Nominees and Management

     The following table sets forth the number of shares of common stock beneficially owned as of the Record Date by each director, nominee for director and the named executive officers, Messrs. Smith, Ashby, Nugent, Shreiner and Wenger (the "Executives" or “Senior Management” and individually the “Executive”). To the knowledge of Fulton, no person or entity owned of record or beneficially on the Record Date more than five percent of the outstanding common stock of Fulton. Unless otherwise indicated in a footnote, shares shown as beneficially owned by each nominee, continuing director or the Executives are held either (i) individually by the person indicated, (ii) individually by the person's spouse or children living in the same household, (iii) jointly with the person's spouse or children living in the same household, or (iv) in the name of a bank, broker or nominee for the account of the person, person’s children or the person's spouse. The directors, nominees and executive officers of Fulton as a group owned of record and beneficially 5,136,730(1) shares of Fulton common stock, representing 2.94 percent of such shares then outstanding. Shares representing less than one percent of the outstanding shares are shown with a "*" below.

		Number of
		Common Shares
Name of		Beneficially		Percent of
Beneficial Owner	Title	Owned(1) (2) (3)		Class
Jeffrey G. Albertson	Director	230,341	(4)	*
Richard J. Ashby, Jr.	Senior Executive Vice President	303,465	(5)	*
John M. Bond, Jr.	Nominee for Director	540,789	(6)	*
Donald M. Bowman, Jr.	Director	961,900	(7)	*
Dana A. Chryst	Nominee for Director	3,356	(8)	*
Craig A. Dally	Director	170,899	(9)	*
Patrick J. Freer	Nominee for Director	71,270	(10)	*
Rufus A. Fulton, Jr.	Director	261,493	(11)	*
George W. Hodges	Director	14,463	(12)	*
Carolyn R. Holleran	Nominee for Director	41,884	(13)	*
Willem Kooyker	Director	356,596	(14)	*
Donald W. Lesher, Jr.	Nominee for Director	152,668	(15)	*
Charles J. Nugent	Senior Executive Vice President and Chief	376,073	(16)	*
	Financial Officer
Abraham S. Opatut	Nominee for Director	427,425	(17)	*
John O. Shirk	Director	56,153	(18)	*
James E. Shreiner	Senior Executive Vice President	266,709	(19)	*
R. Scott Smith, Jr.	Director and Chairman of the Board, President	455,864	(20)	*
	and Chief Executive Officer
Gary A. Stewart	Nominee for Director	245,749	(21)	*
E. Philip Wenger	Senior Executive Vice President	199,633	(22)	*

TOTAL OWNERSHIP	DIRECTORS AND OFFICERS AS A GROUP	5,136,730		2.94%

Footnotes

(1)	Includes 1,266,282 shares issuable upon the exercise of vested stock options, which have been treated as outstanding shares for purposes of calculating the percentage of outstanding shares owned by directors and Executives as a group.

(2)	As of the Record Date, none of the listed individuals had pledged Fulton stock except for Mr. Bowman, who has pledged 568,468 shares in connection with lines of credit with other financial institutions.

(3)	Fulton does not have a qualifying share requirement for Fulton directors or the Executives.

(4)	Mr. Albertson's ownership includes 11,317 shares held in an IRA and 126,505 shares held jointly with his spouse. Also includes 11,555 shares held solely by his spouse and 940 shares in his spouse's IRA.

(5)	Mr. Ashby's ownership includes 10,407 shares held in Fulton’s 401(k) Retirement Plan and 192,261 shares which may be acquired pursuant to the exercise of vested stock options. Also includes 2,905 shares held jointly with his spouse and 42,977 shares held solely by his spouse. Mr. Ashby will retire as an Executive on March 28, 2008.

(6)	Mr. Bond's ownership includes 196,851 shares which may be acquired pursuant to the exercise of vested stock options and 136,723 shares held solely by his spouse.

(7)	Mr. Bowman's ownership includes 8,756 shares held in an IRA, 146,157 shares held jointly with his spouse, 33,022 shares held solely by his spouse and 8,758 shares in his spouse's IRA. Also includes 265,264 shares held by Bowman Sales & Equipment, Inc.

(8)	Ms. Chryst joined Fulton's board effective March 17, 2008.

(9)	Mr. Dally's ownership includes 10,376 shares held in an IRA, 3,365 shares held jointly with his spouse and 18,866 shares held as custodian for his children.

(10)	Mr. Freer's ownership includes 24,402 shares held jointly with his spouse and 268 shares held solely by his spouse. Also includes 46,600 shares held by Strickler Insurance Agency, Inc. Mr. Freer disclaims beneficial ownership of any of these shares beyond his pro rata interest in the company.

(11)	Mr. Fulton's ownership includes 8,232 shares held solely by his spouse. Mr. Fulton disclaims any beneficial ownership in the 8,232 shares held by his spouse. Also includes 60,297 shares held in Fulton's 401(k) Retirement Plan.

(12)	Mr. Hodge's ownership includes 8,103 shares which may be acquired pursuant to the exercise of vested stock options.

(13)	Mrs. Holleran's 41,884 shares are held in a revocable trust.

(14)	Mr. Kooyker's ownership includes 194,911 shares held jointly with his spouse and 161,685 shares held in trusts for his children.

(15)	Mr. Lesher's ownership includes 9,806 shares held in an IRA, 42,758 shares held jointly with his spouse and 5,426 shares held solely by his spouse.

(16)	Mr. Nugent's ownership includes 54,728 shares held solely by his spouse. Also includes 27,088 shares held in Fulton’s 401(k) Retirement Plan, 11,383 shares held in an IRA and 263,738 shares which may be acquired pursuant to the exercise of vested stock options.

(17)	Mr. Opatut's ownership includes 44,225 shares held in various IRA accounts, 196,965 shares held jointly with his spouse and 7,703 shares held solely by his spouse. Also includes 67,072 shares owned by a limited liability company of which Mr. Opatut is a managing member.

(18)	Mr. Shirk's ownership includes 17,131 shares held solely by his spouse and 4,618 shares held as custodian for his child. Also includes 3,256 shares held in a trust and 3,000 shares held by Tipararee LLC.

(19)	Mr. Shreiner's ownership includes 102,370 shares held jointly with his spouse and 164,339 shares which may be acquired pursuant to the exercise of vested stock options.

(20)	Mr. Smith's ownership includes 19,822 shares held in Fulton's 401(k) Retirement Plan and 296,325 shares which may be acquired pursuant to the exercise of vested stock options.

(21)	Mr. Stewart's ownership includes 89,635 shares held in a grantor retained annuity trust and 89,283 shares held in the Stewart Foundation. Mr. Stewart disclaims beneficial ownership of any of these shares beyond his pro rata interest in the Stewart Foundation.

(22)	Mr. Wenger's ownership includes 34,384 shares held jointly with his spouse, 17,802 shares held in Fulton's 401(k) Retirement Plan and 144,665 shares which may be acquired pursuant to the exercise of vested stock options. Also includes 2,329 shares held in Fulton's 401(k) Retirement Plan for his spouse and 454 shares held as custodian for his children.

INFORMATION CONCERNING COMPENSATION

Named Executive Officers

     The following persons are the named executive officers of Fulton included in this proxy statement:1

Name	Age	Office Held and Term of Office
R. Scott Smith, Jr.	61	Chairman of the Board, President and Chief Executive Officer of Fulton Financial Corporation since January 2006; previously President and Chief Operating Officer of Fulton Financial Corporation from 2001 to 2005; and Executive Vice President of Fulton Financial Corporation and Chairman, President and Chief Executive Officer of Fulton Bank from 1998 to 2001.

Charles J. Nugent	59	Senior Executive Vice President and Chief Financial Officer of Fulton Financial Corporation since January 2001; previously Executive Vice President and Chief Financial Officer of Fulton Financial Corporation from 1992 to 2001.

Richard J. Ashby, Jr.	63	Senior Executive Vice President of Fulton Financial Corporation since January 2006 and Chairman of Fulton Financial Advisors, National Association since March 2007 as well as Chief Executive Officer of Fulton Financial Advisors from 2006 to 2007; previously Mr. Ashby was Executive Vice President of Fulton Financial Corporation and Chairman and Chief Executive Officer of Fulton Bank from 2003 to 2005; Chairman, President and Chief Executive Officer of Fulton Bank; President and Chief Operating Officer of Fulton Bank from 1999 to 2003; and Chairman of the Board, President and Chief Executive Officer of Lafayette Ambassador Bank from 1991 to 1999. Mr. Ashby will retire as an Executive of Fulton Financial Corporation on March 28, 2008.

James E. Shreiner	58	Senior Executive Vice President of Fulton Financial Corporation since January 2006; previously Executive Vice President of Fulton Financial Corporation and Executive Vice President of Fulton Bank from 2000 to 2005.

E. Philip Wenger	50	Senior Executive Vice President of Fulton Financial Corporation since January 2006 and Chairman of Fulton Bank since October 2006; previously Chairman and Chief Executive Officer of Fulton Bank from January 2006 to October 2006; President and Chief Operating Officer of Fulton Bank from 2003 to 2006; and Senior Executive Vice President of the Lancaster, York and Chester County Divisions of Fulton Bank from 2001 to 2003.
____________________

1 Craig H. Hill, age 53, Senior Executive Vice President of Fulton Financial Corporation since November 2005 and Executive Vice President/Director of Human Resources from 1992 to November 2005, is a Fulton executive officer, but is not required to be included as a named executive officer in this proxy statement and thus is not included in compensation tables or other parts of this document.

Compensation Discussion and Analysis

     Executive Summary

     Fulton’s overall executive compensation program is designed to enable the Corporation to achieve its compensation objectives, as discussed below. Under Fulton’s executive compensation structure, the mix of base salary, incentive bonus and equity compensation varies depending upon the Executive’s position. Fulton believes that the compensation of Senior Management, the level of management having the greatest ability to influence Fulton’s performance, should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

     Fulton believes that it needs to offer competitive compensation in order to recruit and retain qualified officers and employees, and that executive compensation should reflect Fulton's overall performance and the contribution of its Executives to that performance. Taking into consideration the variable compensation bonus plan for the Executives introduced in 2006 and discussed below (“Variable Compensation Bonus Plan” or “Variable Plan”), and based on the January 2007 review of base salaries, Fulton concluded that its compensation program was competitive and well balanced between cash, non-cash and incentive elements and that the base salaries of the Executives were generally appropriate based on their level of experience, positions, responsibilities and recent performance. Fulton’s compensation program also included employment agreements entered into with its Executives which are designed to provide reasonable severance benefits in specified circumstances. For 2007, the Board of Directors determined the compensation for the Executives, after receiving recommendations from the Executive Compensation Committee (“Compensation Committee” or “Committee”). The recommendations of the Committee were based upon external salary comparisons of selected peer institutions and an evaluation of the individual performance of each Executive. Fulton’s executive compensation program is based, to a significant degree, on peer information, as discussed in “Use of Peer Groups“ on page 15 below, and on the recommendations of the Committee’s compensation consultant.

     Compensation Philosophy

     Objectives. Fulton’s executive compensation philosophy and program are intended to achieve three objectives:

     • Align interests of the Executives with shareholder interests - Fulton believes that the interests of the Executives should be closely aligned with those of its shareholders. Fulton attempts to align these interests by evaluating the Executives’ performances in relation to key financial measures which it believes correlate to consistent long-term shareholder value and increasing profitability, without compromising Fulton’s conservative company culture and overall risk profile.

     • Link pay to performance – Fulton believes in a close link between pay to the Executives and the overall performance of Fulton on both a short-term and long-term basis. It seeks to reward the Executives’ contributions to the achievement by Fulton of its financial and non-financial goals and to differentiate rewards to individuals, based on their contributions.

     • Attract, motivate and retain talent - Fulton believes its long-term success is closely tied to the attraction, motivation and retention of highly talented employees and a strong management team. While setting its overall compensation package at a competitive level is essential in competing for talent in a competitive market, Fulton also believes that non-monetary factors, such as a desirable work environment and successful working relationships between employees and managers, are critical to providing a rewarding employee experience.

     To achieve these three objectives, Fulton provides the following elements of executive compensation:

     • Base Salary - Fulton pays competitive base salaries in line with the market median at comparable peer companies. Base salaries are set to reflect job responsibilities, individual experience and tenure.

     • Annual Performance Awards - Annual incentives are designed to motivate performance and focus the attention of the Executives on the achievement of business goals. Fulton believes that earnings per share (“EPS”) growth relative to its peers is a critical measure for future success. Although Fulton believes in paying near the median in total cash compensation for expected performance, annual performance awards provide the Executives with the opportunity to earn cash compensation above the median for superior performance under the Variable Plan.

     • Equity Awards - Fulton believes in providing long-term incentives in the form of equity in order to focus the Executives on delivering long-term performance and shareholder value. The long-term incentive program is designed to provide the Executives with a long-term wealth-building opportunity, while balancing potential market volatility and risk. Fulton believes in equity award levels that are fair and market competitive, but not excessive.

     • Benefits - Fulton believes in providing benefits that are competitive in the marketplace and that encourage the Executives to remain with the Corporation. Retirement benefits are designed to provide reasonable long-term financial security.

     • Perquisites - Consistent with its conservative culture, Fulton believes in providing basic perquisites that are necessary for conducting business.

     Committee Membership and Role

     Each member of the Compensation Committee qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee is currently comprised of six independent directors, including the Committee Chair and Vice Chair, all of whom are elected annually by Fulton’s Board of Directors. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission (“SEC”), involving members of the Committee. For a further discussion on director independence, see the “Information about Nominees, Continuing Directors and Independence Standards” section on page 6 of this proxy statement.

     Pursuant to its charter, which is available on Fulton’s website at www.fult.com, and consistent with NASDAQ rules, the role of the Compensation Committee is to assist the Board of Directors in evaluating and setting salaries, bonuses and other compensation of the Executives, to administer Fulton’s equity and other compensation plans (except those plans in which all employees may participate), and to take such other actions, within the scope of its charter, as the Committee deems necessary and appropriate.1 The Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by Fulton’s Human Resources Department, Fulton’s officers and outside advisors, as it deems appropriate. The Committee has unrestricted access to individual members of management and employees and may ask them to attend any Committee meeting or to meet with any member of the Committee. The Committee also has the power and discretion to retain, at Fulton’s expense, such independent counsel and other advisors or experts, as it deems necessary or appropriate to carry out its duties.
____________________

1 The Human Resources Committee of the Board focuses on compensation and benefit plans in which all employees, or nearly all employees, are eligible to participate, including the holiday bonus program and Employee Stock Purchase Program. The Human Resource Committee also determines which non-executive officers receive change in control agreements. While the Human Resources Committee is responsible for these broad based employee plans and actions, the Compensation Committee is responsible for compensation items with respect to Fulton’s CEO and the other Executives.

     Management plays a significant role in recommending agenda items for these meetings and by gathering and producing information for Committee meetings. As requested, the Chief Executive Officer (“CEO”) and other members of Senior Management participate in Committee meetings to provide background information, compensation recommendations, performance evaluations and other items requested by the Committee. As part of the performance evaluation process, all the Executives are asked to complete an annual self-assessment of their overall performance. The CEO’s self-assessment is reviewed by the Committee. The self-assessment forms prepared by the other Executives are reviewed by the CEO, who is asked to provide the Committee with his comments and recommendations with respect to the performance of the other Executives. Members of Senior Management are not present for the Committee’s deliberations and decisions with respect to their individual compensation. The Board of Directors makes all final determinations regarding the compensation of the Executives, after a recommendation by the Committee.

     The Fulton executive compensation process consists of establishing targeted overall compensation for each Executive and then allocating that compensation among base salary, incentive compensation and equity awards. Fulton does not have a policy or an exact formula with regard to the allocation of compensation between cash and non-cash elements. Consistent with Fulton’s compensation philosophy, the Compensation Committee determines the amount of each type of compensation for the Executives by: reviewing publicly available executive compensation information of the companies in the peer groups; consulting with outside advisors and experts; the job complexity and scope of the individual’s position; consulting with the CEO with respect to the other Executives; assessing possible demand for the Executives by competitors and other companies; and evaluating the compensation appropriate to attract executives to Lancaster, Pennsylvania.

     For 2007, the Compensation Committee reviewed the amounts payable under each individual element of compensation, as well as in the aggregate, for each Executive and concluded that the individual elements of, and total aggregate, compensation paid to each Executive were appropriate. The Compensation Committee expects to review the Executives’ 2008 base salary and other elements of compensation in the second quarter of 2008.

     Use of Consultants

     The Compensation Committee has retained a single external compensation consultant. The Hay Group was retained by the Committee at various times from 2005 to 2008 to review certain aspects of executive compensation, as more particularly described below, and the consultant reported its recommendations directly to the Committee. Fulton does not have a policy that limits the other services that an executive compensation consultant can perform, but Fulton has not engaged the Hay Group for any other projects except for those directed by the Committee, and which were limited to engagements involving the compensation of the Executives and Fulton’s directors. Specific instructions and directions given to the consultant and fees to be paid were outlined in individual engagement letters with respect to the scope and performance of its duties under each project. In general, however, the Hay Group was instructed and directed to compare Fulton’s current compensation practices with its peers, and based on that comparison, to recommend changes in Fulton’s compensation practices that were consistent with Fulton’s compensation philosophy and objectives.

     The 2005 and 2006 engagements of the Hay Group included base salary reviews, assistance with the creation of a performance based bonus plan for the Executives, and recommendations with respect to new employment agreements and change in control arrangements for the Executives. Several of these recommendations were implemented in 2006, including the adoption of the Variable Plan and new employment agreements with the Executives, as described in more detail below on pages 16 and 22.

     In 2007, the Hay Group was retained by the Compensation Committee to perform a board of director fee peer review, and to provide assistance in the preparation of Fulton’s Compensation Discussion and Analysis. In 2008, the Hay Group was engaged to assist the Committee in refining and better articulating

Fulton’s compensation philosophy, and to provide advice and recommendations regarding possible changes in Fulton’s long-term incentive plans.

     Use of Peer Groups

     The Compensation Committee has used peer groups of different bank holding companies over the last few years for purposes of making a comparative analysis of compensation of Fulton and its peers. The Committee believes that by focusing more on performance pay opportunities for the Executives, as it does in the Variable Plan described below, it can more closely align Fulton’s compensation program with shareholder interests. Fulton utilizes two peer groups. The first group includes bank holding companies that are members of the peer group used by Fulton for purposes of the Performance Graph showing the total return performance for the last five years on page 15 of the Fulton Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Performance Peer Group”). The Performance Peer Group is used to determine the annual option awards as discussed below, and to determine whether the performance threshold for the Variable Plan have been achieved. The Performance Peer Group includes bank holding companies that, at the time of selection in 2004, were comparable to Fulton in terms of asset size, although they were not necessarily comparable in terms of financial performance.

     For the evaluation of the base salaries of the Executives, the Hay Group assisted in the development of a second, smaller peer group (the “Comparator Peer Group”). This second peer group consists of several of the members from the Performance Peer Group plus other financial service companies. The Comparator Peer Group members were selected because they were: similar to Fulton in asset size based on 2006 data, geographically in the same markets, comparable to Fulton in areas such as lines of business similar to Fulton’s business or in competition with Fulton for executive talent or customers. The Comparator Peer Group, as a group, had a median total asset size of $15.5 billion in 2006. In setting the base salaries of the Executives, the Compensation Committee considered compensation paid by members of the Comparator Peer Group to officers with similar job content and responsibilities. When a peer group member announces that it is being acquired, Fulton has historically deleted the company from the Performance Peer Group and Comparator Peer Group. The members of these two peer groups as of December 31, 2007 were:

Fulton Peer Group Table

Peer Group Member (Stock Symbol)	Performance	Comparator
Associated Bancorp (ASBC)	X	X
Bancorp South, Inc. (BXS)	X
Bank of Hawaii Corporation (BOH)	X
BOK Financial Corporation (BOKF)	X
Citizens Republic Bancorp, Inc. (CRBC)*	X
City National Corporation (CYN)	X
The Colonial BancGroup, Inc. (CNB)	X
Commerce Bancshares, Inc. (CBSH)	X	X
Compass Bancshares, Inc. (CBSS)		X
Cullen/Frost Bankers, Inc. (CFR)	X
First Citizens BancShares, Inc. (FCNCA)	X	X
First Horizon National Bank (FHN)		X
First Midwest Bancorp, Inc. (FMBI)	X
First Merit Corporation (FMER)	X
International Bancshares Corporation (IBOC)	X
Northwest Bancorp, Inc. (NWSB)		X
Old National Bancorp (ONB)	X
The South Financial Group, Inc. (TSFG)	X	X
Susquehanna Bancshares, Inc. (SUSQ)	X	X

TCF Financial Corporation (TCB)	X	X
Trustmark Corporation (TRMK)	X
UMB Financial Corporation (UMBF)	X
United Bankshares, Inc. (UBSI)	X	X
Valley National Bancorp (VLY)	X
Webster Financial Corp. (WBS)		X
Whitney Holding Corporation (WTNY)	X
Wilmington Trust Corporation (WL)	X	X

* Citizens Banking Corporation (CBCF) changed its name in 2007 to Citizens Republic Bancorp, Inc. (CRBC)

     Elements of Executive Compensation

     Fulton’s executive compensation program currently provides a mix of base salary, incentive bonus, equity based plans, profit sharing, health plans and other benefits as follows:

     Base Salary. Base salary is a critical element of executive compensation because it provides Executives with a base level of monthly income. Fulton seeks to provide the Executives with a level of regular cash compensation in the form of base salary appropriate for the person and position. In 2005 and 2006, the Compensation Committee retained the Hay Group for a review of the annual base pay of the Executives to insure that the Corporation was offering competitive market pay. This review compared each Executive’s level of compensation to similar executives in the Comparator Peer Group discussed above. The methodology utilized by the Hay Group also considered salary data from its financial services database. In December 2005, after a review and analysis by the Committee of the Hay Group report, the 2006 salaries for the Executives were set. In making recommendations to the Board of Directors regarding the appropriate levels of executive compensation for 2007, the Committee considered the individual performance factors established for each Executive under the Variable Plan. With regard to the compensation paid to the Executives other than the CEO, the Committee considered information provided by the CEO as to each Executive’s level of individual performance, attainment of performance goals, contribution to the organization and salary history during the past four years, as well as its own perceptions of the performance of each Executive. With regard to the compensation paid to the CEO, the Committee considered his performance level based on a scorecard that includes the attainment of performance goals, results of management decisions made by the CEO, earnings of Fulton during the previous year and other factors such as the Committee members’ perspective of his overall performance. The 2006 and 2007 annual base salaries for the Executives appear in the Summary Compensation Table on page 27.

     Variable Compensation Bonus Plan. The Compensation Committee believes that annual performance-based incentive bonuses are valuable in recognizing and rewarding individual achievement. On May 30, 2006, Fulton’s Board of Directors approved, with the recommendation of the Committee, a cash incentive compensation structure, the Variable Plan, that rewards the Executives for achieving individual goals if Fulton achieves a designated EPS threshold compared to Fulton’s Performance Peer Group.

     Prior to the approval of the Variable Plan in 2006, the Compensation Committee, with the assistance and recommendations from the Hay Group, discussed the use of various performance threshold measures. Fulton’s Variable Plan is designed so that no incentive bonus is paid unless Fulton achieves the predetermined EPS performance threshold metric compared to the Performance Peer Group. For 2006, a threshold performance target was established that required Fulton’s 2006 EPS growth to be in the top two-thirds of the Performance Peer Group in order for the Executives to be eligible for a payment under the Variable Plan. The Committee viewed this performance target as a reachable target, but not a target which guarantees payment of an incentive bonus. The Committee used the same threshold performance target in 2007. In future years, however, a different threshold performance target may be used. The Performance Peer Group was selected because it represents a broad, national cross section of companies similar in size to Fulton.

     Under the Variable Plan, if the predetermined EPS threshold is achieved, each Executive is eligible to receive a payout of an established percentage of base salary for prior year performance, with the possibility of achieving a higher amount for superior performance, up to a pre-set maximum. These payouts are based on the results of each Executive’s individual scorecard of critical performance factors that are tailored to his position and job responsibilities. Generally, performance factors that are more directly aligned with the interests of shareholders are given greater weight. Based upon the recommendation from Fulton’s compensation consultant and a market review, when the Variable Plan was approved originally, the Compensation Committee determined that the threshold, target and maximum bonus amounts payable to the each Executive should be a percentage of the Executive’s base salary. For Mr. Smith, the percentages are 25%, 50% and 100%, and for the other Executives 17.5%, 35% and 60%, respectively.

     Although the Compensation Committee understands that stock price performance is subject to a variety of factors, many of which are outside Fulton’s control, it selected the EPS performance metric because it believes it best promotes Fulton’s fundamental business objectives and strategy. At its March 5, 2008 meeting, the Committee determined that Fulton had not achieved the 2007 EPS threshold of being in the top two-thirds of the Performance Peer Group. As a result, no payments under the Variable Plan were awarded to the Executives for 2007.

     Although the threshold performance metric for 2007 was not achieved and no payment under the Variable Plan will be made to the Executives in 2008, the following is a summary of the critical performance factors on the individual scorecards for the Executives, plus the methodology to be used in determining the scorecard performance of the Executives.

     Mr. Smith’s 2007 scorecard contained four critical performance factors with each factor weighted according to importance. The first factor was Superior Financial Performance that included five equally weighted sub-categories: Earnings per Share growth vs. Peers; Five-year average total shareholder return vs. Peers; Net interest income vs. Peers; Net Charge offs to Average Loans vs. Peers; and Investment Portfolio Performance. The second factor was Superior Customer Experience that included the following equally weighted subcategories: Growth in Deposits vs. Peers; Growth in Loans vs. Peers; Growth in Fee Income vs. Peers; and Customer Service Measurements. The third factor was Superior Operating Performance that included the following equally weighted subcategories: Regulatory Compliance, Efficiency Ratio vs. Peers, and Return on Assets vs. Peers. The fourth and last performance factor was Superior Employee Satisfaction that included the following equally weighted subcategories: Management Succession; Corporate Diversity; Corporate Reward Systems; Employee Morale/Strategic People Initiatives; and Community Involvement.

     In the first two performance factors of financial performance and customer experience, Mr. Smith’s result was to be primarily determined objectively by Fulton’s quartile ranking in its Performance Peer Group for each subcategory. The last two factors involved both objective and subjective measurements. For the objectively measured performance categories, Mr. Smith, depending upon Fulton’s quartile ranking among its peers, could receive a rating of “Excellent Results” (1st Quartile and a numerical score of “4”), “What is expected” (2nd Quartile and a numerical score of “3”), “Making Progress” (3rd Quartile and a numerical score of “2”), or “Below Expectations” (4th Quartile and a numerical score of “1”). The Compensation Committee, based on its subjective determination, uses the same four rankings for determining Mr. Smith’s achievement of the other performance factors. The weighting given to each of the performance factors for Mr. Smith appears in the chart below.

     The scorecard critical performance factors for Mr. Ashby were different from the scorecards of the other Executives. His performance factors were tailored to his position as Chairman, and for part of 2007 as CEO, of Fulton Financial Advisors (“FFA”) and focused on FFA’s performance. Only the customer service factor for Mr. Ashby’s scorecard was similar to that of the other Executives. For Mr. Ashby, however, his customer service factor focused on the satisfaction of customers of FFA, as opposed to those of Fulton as a whole. Mr. Ashby’s four other performance factors were: Pre Tax Income; New Assets; Investment Products;

and Regulatory Compliance. Measurement of the first three of these factors was based upon a comparison in each area of FFA’s 2006 results to the results for 2007. All four of his performance factors can be determined objectively, either based upon a comparison with prior year results or actual results.

     The scorecards for each of the other Executives were similar to Mr. Smith’s scorecard. Except for Mr. Shreiner, the Financial Performance factor was given the greatest weight. Because Mr. Shreiner is responsible for Fulton’s risk management this critical performance factor was given the most weight for him. As shown in the chart below, except for Mr. Ashby, each of the Executives had similar critical performance factors. However, each Executive’s scorecard was tailored to their specific position and corresponding job responsibilities through different weights given to each Executive’s performance factors and by the specific subcategories included in each Executive’s performance factors.

     Although several subcategories of each Executive’s performance factors were similar, there were some differences. For example, for Mr. Wenger, his financial performance factor included a subcategory of net income growth compared to Fulton's budget, not to a peer group. Similarly, for Mr. Nugent, his risk management factor included subcategories for interest rate risk and total risk based capital compared to Fulton's written guidelines for these two areas, as opposed to a comparison to peers. Another subcategory measured Mr. Nugent on the strength of Fulton's internal controls and financial reporting.

     For all of the Executives, the methodology used to determine scorecard performance was to craft performance measurement parameters for each factor so their actual performance could be measured for the most part based on specific objective measurements. However, some subcategories required a subjective measure.

     The following is a tabular summary of the critical performance factors and the weights assigned to each Executive’s 2007 Variable Plan scorecards.

2007 Variable Plan Scorecard for Executives	Smith	Nugent	Ashby	Shreiner	Wenger
Critical Performance Factors	Weight	Weight	Weight	Weight	Weight
• Superior Financial Performance	50%	60%	-	20%	60%
• Superior Customer Experience	20%	-	20%	20%	15%
• Superior Operating Performance	15%	-	-	-	-
• Risk Management	-	20%	-	40%	15%
• Superior Employee Satisfaction	15%	20%	-	20%	10%
• Fulton Financial Advisors Pre Tax Income	-	-	30%	-	-
• Fulton Financial Advisors New Assets	-	-	20%	-	-
• Fulton Financial Advisors Investment Products	-	-	20%	-	-
• Fulton Financial Advisors Regulatory Compliance	-	-	10%	-	-

     Options and Restricted Shares. Fulton believes equity-based compensation makes the Executives and other eligible officers “think like owners” and therefore aligns their interests with those of Fulton’s shareholders. Pursuant to the 2004 Stock Option and Compensation Plan (the “2004 Option Plan”) approved by the Board of Directors on October 21, 2003, and by shareholders at the 2004 Annual Meeting, Fulton is authorized to award incentive stock options, non-qualified stock options and restricted stock to key employees of Fulton, its affiliate banks and its other subsidiaries. While restricted stock is available under the 2004 Option Plan, Fulton did not award restricted stock to the Executives in 2007. Stock options have been the traditional award type for Fulton. Stock options enable the recipients to purchase common stock at the fair market value of the common stock on the designated grant date. The 2004 Option Plan provides that the total number of shares available for grant in any calendar year is to be determined based on the performance of Fulton, measured in terms of total shareholder return for the immediately preceding five-year period relative to the Performance Peer Group. This process for determining the number of shares available for grant in a particular year is outlined in Section 5.04 of the 2004 Option Plan, as follows:

The number of Shares available for Awards in any calendar year shall be determined depending upon the performance of the Corporation measured in terms of Total Shareholder Return (“TSR”) relative to a Peer Group, determined at the sole discretion of the Compensation Committee, for the five-year period immediately preceding the grant of the Award. The number of Shares available for Awards shall be determined in accordance with the following schedule:

Company’s TSR Ranking among the	Percent of Total Outstanding Shares
Peer Group	Available for Awards
for Prior Five-Year Period	for Plan Year
Top Quartile	1.00%
Second Quartile	0.75%
Third Quartile	0.50%
Fourth Quartile	At the Discretion of the Committee
but limited to no more than 0.50%

     The individual awards of stock options made to the Executives and other eligible officers of Fulton during 2007 were determined by the Board of Directors based on recommendations of the Compensation Committee and management. The Committee did not establish specific target levels for individual performance or corporate profitability for equity awards. The number of options awarded to each Executive is primarily at the discretion of the Committee. Factors that the Committee considers in determining the number of options to be awarded to each Executive include the CEO’s recommendations for the other Executives, previous stock option awards to each Executive, Fulton’s performance and achievement of the Executive’s individual goals. Fulton granted a total of 861,800 options in 2007, with 166,000 granted to the Executives and 695,000, or approximately 81% of the stock options, granted to other Fulton employees. Fulton believes that equity awards are an appropriate means of compensating the Executives and other officers based on the performance of Fulton, because equity compensation awards have enabled Fulton to retain key management people and recruit effectively for qualified outside candidates. Fulton believes that, through its broad-based 2004 Option Plan, the economic interests of its key officers, including the Executives, are more closely aligned to those of the shareholders.

     Generally, the 2004 Option Plan provides for vesting of options on a three-year cliff basis. In the case of termination of employment by reason of retirement, an option recipient who retires at age fifty five or older with five or more years of consecutive employment shall be able to exercise his or her currently exercisable options for up to two years from the retirement date (but not beyond the date when the option would otherwise expire). For option recipients who retire at age sixty or older with ten or more years of consecutive employment, unexercisable options shall become exercisable on the retirement date. Such retirees are able to exercise their options for up to two years from their retirement date (but not beyond the date when the option would otherwise expire). The 2004 Option Plan also provides that unvested restricted stock grants become vested on the retirement date if the recipient retires at age sixty or older with ten or more years of consecutive employment. Upon a change in control, as defined in the 2004 Option Plan, options not previously exercisable and restricted stock subject to restrictions become vested.

     Employee Stock Purchase Plan. The Employee Stock Purchase Plan (“ESPP”) was designed to advance the interests of Fulton and its shareholders by encouraging Fulton’s employees and the employees of its affiliates to acquire a stake in the future of Fulton by purchasing shares of the common stock of Fulton. In 2007, Fulton’s shareholders approved an amendment to the ESPP to add an additional 1,500,000 shares to the plan. The Human Resources Committee administers the ESPP. Currently Fulton limits payroll deduction and annual employee participation in the ESPP to $7,500.

     Profit Sharing Plan – 401(k) Retirement Plan. Fulton maintains a qualified defined contribution plan (the “Profit Sharing Plan”). Through December 31, 2007 employer contributions were based on a formula providing for an amount not to exceed 15% of each eligible employee’s annual salary (10% for employees hired subsequent to January 1, 1996). All of the Executives participate in the Profit Sharing Plan. Prior to 2007, participants were 100% cliff vested after five years of eligible service. Because of changes in laws and regulations, the Profit Sharing Plan was amended, effective January 1, 2007, to provide for vesting of all participants on a graded vesting schedule resulting in 25% vesting after two years, 50% vesting after three years, 75% vesting after four years and 100% vested after five years of eligible service. In addition, the Profit Sharing Plan includes a 401(k) feature, which allows employees to defer a portion of their pre-tax salary on an annual basis, with no employer match. Employee contributions under this feature are 100% vested. The Profit Sharing Plan covers substantially all eligible employees of Fulton and its wholly owned subsidiaries, including the Executives, who are not covered under Fulton’s other defined benefit and 401(k) plans and who have either (1) completed one year of service and attained age 21; or (2) completed three years of service. The Profit Sharing Plan is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. Participants direct the investment of their contributions into various investment options offered by the Profit Sharing Plan, including Fulton common stock.

     Effective January 1, 2008, the Profit Sharing Plan was re-named the Fulton Financial Corporation 401(k) Retirement Plan (the “401(k) Retirement Plan”) and was amended to provide for employer matching contributions that satisfy a non-discrimination “safe-harbor” available to 401(k) retirement plans. This safe-harbor employer matching contribution will be equal to 100% of each dollar a participant elects to contribute to the 401(k) Retirement Plan, but the amount of contributions that will be matched by Fulton will be limited to 5% of eligible plan compensation. In addition, certain employees are eligible for an employer profit sharing contribution under the 401(k) Retirement Plan, which for 2008 will be equal to 5% of compensation. Eligibility for this profit sharing contribution is limited to (1) employees hired prior to July 1, 2007, by a Fulton entity that was a 401(k) Retirement Plan employer as of June 30, 2007, and who were not excluded from participation under the 401(k) Retirement Plan prior to January 1, 2008, because of participation under another qualified retirement plan of their employer, and who further have attained age 21 and completed one year of service for eligibility purposes, and (2) employees who were active participants as of December 31, 2007, in the Fulton Financial Affiliates’ Defined Benefit Pension Plan, and who, as of such date, ceased accruing additional benefits because of the amendment to the Pension Plan freezing additional accruals.

     Deferred Compensation Agreements. Fulton’s nonqualified deferred compensation plans include (1) the Fulton Deferred Compensation Plan, under which directors and advisory board members can elect to defer receipt of fees and select management employees can elect to defer receipt of cash compensation, and (2) a series of essentially identical Supplemental Executive Retirement Plan Agreements entered into with a select group of senior managers, including the Executives, for the purpose of crediting them with full contributions each year equal to the contributions they would have otherwise been eligible to receive under the Fulton 401(k) Retirement Plan, except for Internal Revenue Code limits on the amount of compensation that can be taken into account under a tax-qualified retirement plan. Fulton’s contributions for 2007 are stated in footnote 6 in the “Summary Compensation Table” on page 27. Effective January 1, 2006, the deferred compensation plan accounts of each participant were held and invested under the newly-established Fulton Nonqualified Deferred Compensation Benefits Trust with Fulton Financial Advisors serving as the Trustee. The participants are permitted to direct individually the investment of the deferred amounts into various investment options under the Nonqualified Deferred Compensation Benefits Trust.

     Due to changes made effective January 1, 2008 to the underlying 401(k) Retirement Plan, it was necessary to make certain conforming changes to the design of the Deferred Compensation Plan and the Supplemental Executive Retirement Plan Agreements. The Deferred Compensation Plan was amended primarily for the purpose of enabling a participant to receive the employer matching contribution that would have been available under the 401(k) Retirement Plan but for the Internal Revenue Code limit on compensation that can be taken into account for the purposes of the employee matching contribution. The Supplemental Executive Retirement Plan Agreements have been amended primarily to reflect the change in profit sharing contribution levels in the 401(k) Retirement Plan.

     Defined Benefit Pension Plans. Fulton has not had an historical practice of using defined benefit pension plans to provide employees with retirement benefits, but some defined benefit plans have been acquired in different merger transactions over time and any such acquired plans that were continued for the plan participants were consolidated under the Fulton Financial Affiliates’ Defined Benefit Pension Plan (the “Affiliates’ Plan”). Contributions are determined actuarially and funded annually, and Affiliates’ Plan assets are invested in money markets, fixed income securities, including corporate bonds, U.S. Treasury securities and common trust funds, and equity securities, including common stocks and common stock mutual funds. Mr. Ashby is the only Executive who has participated in the Affiliates’ Plan, but he no longer accrues benefits in the Affiliates’ Plan. Mr. Ashby’s present value of accumulated benefit is reflected in the “Pension Benefits Table” on page 34.

     Survivors’ Benefit Life Insurance and Other Death Benefits. Officers of Fulton and certain of its bank subsidiaries, who had been employed by Fulton for at least five years as of April 1, 1992, are eligible to participate in a survivors' benefit program. This program provides the employee's spouse, in the event of the employee's death prior to retirement, with an annual income equal to the lesser of $25,000 or twenty-five percent of the employee's final annual salary. This benefit is paid from the date of death until the employee's sixty-fifth birthday with a minimum of ten annual payments. Messrs. Smith, Ashby, Shreiner and Wenger participate in this program. The estates of these Executives are eligible for a two times salary payment (plus an amount equal to applicable individual income taxes due on such amounts) from Fulton pursuant to individual Death Benefit Agreements between Fulton and each Executive, should the Executive die while actively employed by Fulton. Upon the Executive’s retirement, the post retirement benefit payable upon the individual’s death is reduced to $5,000.

     Health, Dental and Vision Benefits. Fulton offers a comprehensive benefits package for health, dental and vision insurance coverage to all full time employees, including the Executives, their spouses and children. Fulton pays a portion of the premiums for the coverage selected, and the amount paid varies with each health, dental and vision plan. All of the Executives have elected one of the standard coverage plans available.

     Retiree Benefit Payments. Fulton does not provide post retirement medical, dental and vision benefits to full time employees of Fulton and its affiliates who were hired or joined Fulton as a result of a merger after December 31, 1997. Employees who were hired or joined prior to January 1, 1998, and who retire on or after the attainment of age fifty-five with at least ten years of full time service are eligible for post retirement benefits. Post retirement benefits include health insurance coverage plus life insurance benefits. The level of coverage and the cost to the retiree depends on the retiree’s date of retirement and completed years of service after attainment of age forty. As a result of their length of service with Fulton, the Executives are eligible to receive these post retirement benefits at an annual cost to the Executive similar to other employees with the same years of service.

     Other Executive Benefits. Fulton provides the Executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall compensation program for the CEO and the other Executives. The 2007 amounts are included in the All Other Income column of the Summary Compensation Table on page 27 of this proxy statement. These benefits enable Fulton to attract and retain talented senior executive employees for key positions, as well as provide Executives and other senior officers with opportunities to be involved in their communities and directly interact with current and prospective customers of Fulton. The Executives are provided with company owned automobiles, club memberships and other executive benefits consistent with their office and position. In addition, if spouses accompany an Executive when traveling on business or attending a corporate event, Fulton pays the travel and other expenses associated with spousal travel for the Executive. These additional spousal travel items are included as part of the Executive’s reported W-2 income, and the Executive pays income taxes on the amounts.

     Employment Agreements

     Fulton believes that a company should provide reasonable severance benefits to employees. These severance arrangements are intended to provide the Executives and other employees with a sense of security in making the commitment to dedicate their professional careers to the success of Fulton. With respect to the Executives, these severance benefits reflect the fact that it may be difficult for them to find comparable employment within a reasonable period of time. Fulton provides severance benefits upon a change in control. The levels of these benefits for the Executives in the change of control context are discussed below under “Termination Without Cause or for Good Reason - Upon or After a Change in Control”.

     On May 30, 2006, Fulton’s Board of Directors approved, with the recommendation of the Compensation Committee and the Hay Group, a form of employment agreement to be used for Fulton’s current and future senior executive officers, including its CEO, President, Chief Financial Officer and Senior Executive Vice Presidents. The form of employment agreement was filed as an exhibit to Fulton’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

     Effective June 1, 2006, the Executives entered into new employment agreements (“Employment Agreements”) with Fulton that replaced their existing severance agreements. Each Executive’s Employment Agreement commenced when the agreement was executed, does not have a specific term of years and continues until terminated. The Employment Agreements provide that the Executive is to receive a base salary, which is set annually, and is entitled to participate in Fulton’s incentive bonus programs as in effect from time to time. The Executive also is entitled to participate in Fulton’s retirement plans, welfare benefit plans and other benefit programs.1 In addition, Mr. Ashby’s Employment Agreement incorporates a Deferred Compensation Agreement dated April 7, 1992, filed as an exhibit to Fulton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which provides Mr. Ashby an additional non-qualified retirement benefit relating to his employment by Lafayette Ambassador Bank from 1992 to 1998.

     In their Employment Agreements, Messrs. Smith, Nugent and Ashby have agreed to restrictions on the sharing of confidential information as well as non-competition and non-solicitation covenants for two years. The Employment Agreements with Messrs. Shreiner and Wenger contain restrictions on the sharing of confidential information as well as non-competition and non-solicitation covenants for one year. The non-competition and non-solicitation covenants will not apply if the Executive leaves for good reason or if his employment is terminated without cause, as defined below.

     The following tables and narratives set forth the potential post termination benefits payable to the Executives under their Employment Agreements, in a lump sum or over a period of time, upon certain termination events assuming that the Executive’s employment was terminated as of December 31, 2007.

     Voluntary Termination. In the event an Executive's employment is voluntarily terminated by the Executive other than for “Good Reason,” Fulton’s obligations are limited to the payment of the Executive's base salary through the effective date of the Executive's termination date, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. No other payments are required. Good Reason is defined in the Employment Agreement to include a breach by Fulton of its material obligations without remedy, a significant change in the Executive’s authority, duties, compensation or benefits, or a relocation outside a certain distance where the Executive previously was based.
____________________

1 Similar employment agreements have been executed with other senior officers of Fulton and its subsidiaries.

     Termination For Cause. If an Executive's employment is terminated for “Cause,” Fulton is not thereafter obligated to make any further payments to the Executive under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued under the Employment Agreements as of the date of such termination. Cause is defined in the Employment Agreement to include an act of dishonesty constituting a felony, use of alcohol or other drugs which interferes with the performance by the Executive of the Executive’s duties, intentional refusal by the Executive to perform duties, or conduct that brings public discredit on or injures the reputation of the Corporation.

     Termination Without Cause or for Good Reason - Before a Change in Control. If an Executive terminates his employment for Good Reason or his employment is terminated by Fulton “Without Cause,” defined in the Employment Agreement to include any reason other than Cause, the Executive is entitled to receive his base salary for a specified period of time and, in the sole discretion of Fulton, he also may receive an additional cash bonus. For Messrs. Smith, Nugent and Ashby, the specified period of time is two years. For the other Executives, that period is one year. After a termination Without Cause or for Good Reason, the Executive also would continue to participate in employee health and other benefit plans for which he is eligible during the specified time period. If the Executive is not eligible to continue to participate in any employee benefit plan, he will be compensated on an annual basis for such plan at Fulton’s cost plus a gross up for any taxes applicable thereto. Assuming that each Executive's employment was terminated Without Cause or for Good Reason as of December 31, 2007, with no discretionary cash bonus awarded to the Executives, each would have received the following post termination benefits:

Name	Salary Lump Sum	Health Benefits Estimate	Total
	($)	($)	($)
R. Scott Smith, Jr.	1,526,426	24,000	1,550,426
Charles J. Nugent	956,800	24,000	980,800
Richard J. Ashby, Jr.	810,000	24,000	834,000
James E. Shreiner	306,000	12,000	318,000
E. Philip Wenger	350,000	12,000	362,000

     Termination Without Cause or for Good Reason - Upon or After a Change in Control. The Executives and other employees have built Fulton into the successful enterprise that it is today, and Fulton believes that it is important to protect them in the event of a “Change in Control.” Further, Fulton believes that the interests of shareholders will be best served if the interests of the Executives are aligned with them, and providing Change in Control benefits should eliminate or mitigate any reluctance of the Executives to pursue potential Change in Control transactions that may be in the best interests of shareholders. Based on the recommendations and review of typical Change in Control provisions performed by the Hay Group in 2006, Fulton believes that these potential Change in Control benefits it offers are typical for the financial services industry and reasonable relative to the overall value of Fulton.

     A Change in Control is defined in the Employment Agreements to include the acquisition of the beneficial ownership of twenty percent or more of the outstanding shares of the voting stock of Fulton by any one person, a significant change in the composition of the Board of Fulton during any period of two consecutive years or Fulton’s merger or consolidation with another corporation. If, during the period beginning ninety days before a Change in Control and ending two years after such Change in Control, an Executive is terminated by Fulton Without Cause or an Executive resigns for Good Reason, Fulton is required to pay the Executive a multiple of the sum of the Executive’s: (i) base salary immediately before the Change in Control; and (ii) the highest annual cash bonus or other incentive compensation awarded over the prior three years. The Executive also is entitled to receive an aggregate amount equal to Fulton retirement plan contributions for the multiple period under each retirement plan in which the Executive was a participant immediately prior to the Executive's termination. The Committee set the Change in Control payment multiple at three years in the Employment Agreements for Messrs. Smith, Nugent and Ashby, because this was the multiple used in their prior severance agreements. For Messrs. Shreiner and Wenger, the Committee set the multiple at two years. The Employment Agreements also provide for certain other post termination benefits such as up to $10,000 for outplacement services.

     The table below uses the 2006 Variable Plan bonus award to calculate the cash bonus lump sum. Assuming that, as of December 31, 2007, each Executive’s employment was terminated upon or after a Change in Control Without Cause or for Good Reason, each would have received the following post termination benefits:

Name	Salary	Cash	Lump Sum of	Tax Gross	Health	Clubs,	Value of	Total
	Lump	Bonus	Future	Up	Benefits	Cars &	Option
	Sum	Lump	Qualified and		Estimate	Other	Vesting
		Sum	Non-qualified			Benefits
			Plans			Estimate
	($)	($)	($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	2,289,639	1,144,821	343,446	1,467,756	36,000	58,000	0	5,339,662
Charles J. Nugent	1,435,200	502,320	193,752	830,244	36,000	58,000	0	3,055,516
Richard J. Ashby, Jr.	1,215,000	425,250	164,025	691,770	36,000	58,000	0	2,590,045
James E. Shreiner	612,000	204,104	81,610	328,622	24,000	42,000	0	1,292,336
E. Philip Wenger	700,000	224,660	92,466	381,003	24,000	42,000	0	1,464,129

     The Employment Agreements provide that, in the event any payment or distribution by Fulton to or for the benefit of an Executive would be subject to excise tax as a “golden parachute,” the Executive will be entitled to receive an additional payment equal to the total excise tax imposed. The determination that a "gross up" payment is required and its amount is to be made by an accounting firm, and Fulton is responsible for the accounting firm's fees and expenses. The Hay Group advised the Compensation Committee that this ‘gross up provision” has become a typical provision in such agreements. In keeping with Fulton’s objectives to offer a competitive contract, this provision was included in the Employment Agreements for all of the Executives.

     Retirement. In the event an Executive terminates his employment due to retirement upon attaining age sixty-five, Fulton is obligated to pay the Executive's base salary through the effective date of the Executive's retirement, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Fulton would have no further obligation under the Employment Agreement, however, assuming that each Executive attained the age of sixty-five and retired December 31, 2007, each would have received a lump sum payment of $25 for each year of service, a payment made to all retiring employees, plus each would have received retiree health benefits, as a supplement to the Executives’ Medicare benefits at sixty-five, at an annual estimated cost to Fulton of approximately $3,600.

     In the event an Executive terminates his employment due to retirement upon attaining age sixty, and the Executive has ten or more years of consecutive service with Fulton, unvested options and restricted shares awarded under Fulton’s option plans would automatically vest as a result of the Executive’s retirement. None of the Executives have been awarded restricted shares. Assuming that all the Executives attained the age of sixty and retired December 31, 2007, their individual unvested options would not have had any value because they have option exercise prices above the $11.22 closing price of Fulton common stock on December 31, 2007.

     With respect to Mr. Ashby, who will retire on March 28, 2008, the Compensation Committee approved, on his retirement, the transfer to him of the company car he uses and the continuation of his club benefits for one year. These retirement benefits are not included in Mr. Ashby’s agreement, nor under any Fulton plan. Fulton estimates the value of these benefits to be $21,000 as of his actual retirement date.

     Disability. Following an Executive's “Total Disability,” defined in the Employment Agreements to be a continuous medically determinable physical or medical impairment, the employment of the Executive would terminate automatically, in which event Fulton is not thereafter obligated to make any further payments under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of such termination, plus an amount equal to at least six months' base salary in effect immediately prior to the date of the Total Disability. Thereafter, for as long as the Executive continues to be disabled, Fulton will continue to pay the Executive at least 60% of the base salary until the earlier of the Executive’s death or December 31 of the calendar year in which the Executive attains age sixty-five. To the extent it does not duplicate benefits already being provided, an Executive will also receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but are not limited to, life, medical, health, accident insurance and a survivor's income benefit. Assuming that each Executive was disabled as of December 31, 2007, and the Total Disability lasted 18 months, each would have received the following disability benefits:

	Salary	Total Annual Disability	Estimated Health
Name	First Six Months	Payments Until 65	Benefits for 18 Months	Total
	($)	($)	($)	($)
R. Scott Smith, Jr.	381,607	457,928	18,000	857,535
Charles J. Nugent	239,200	287,040	18,000	544,240
Richard J. Ashby, Jr.	202,500	243,000	18,000	463,500
James E. Shreiner	153,000	183,600	18,000	354,600
E. Philip Wenger	175,000	210,000	18,000	403,000

     Death. In the event of a termination of employment as a result of an Executive's death, the Executive's dependents, beneficiaries or estate, as the case may be, would receive such survivor's income and other benefits as they may be entitled to under the terms of Fulton’s benefit programs, which includes the $25,000 Survivors Benefit Life Insurance and the twice base salary amount plus tax under the Death Benefit Agreement described above. Assuming that each Executive died as of December 31, 2007, each of their estates or beneficiaries would have received the following death benefits:

	Survivors Benefit Life	Death Benefit	Estimated Death
Name	Insurance	Agreement Payment	Benefit Tax Gross Up	Total
	($)	($)	($)	($)
R. Scott Smith, Jr.	25,000	1,526,426	1,039,858	2,591,284
Charles J. Nugent	25,000	956,800	651,808	1,633,608
Richard J. Ashby, Jr.	25,000	810,000	551,802	1,386,802
James E. Shreiner	25,000	612,000	416,917	1,053,917
E. Philip Wenger	25,000	700,000	476,866	1,201,866

     Other Elements

     162(m) and Tax Consequences. Although Fulton takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by Fulton of any compensation over $1 million per year paid to certain members of Senior Management unless certain criteria are satisfied.

     409A Changes. Section 409A of the Internal Revenue Code, effective January 1, 2005, defines what constitutes a “nonqualified deferred compensation plan”, conditions income tax deferrals under such plans on their compliance with certain distribution, acceleration, election and funding restrictions, and also imposes penalty tax and interest penalties for noncompliance. In order to preserve intended tax deferrals and to avoid the imposition of taxes and penalties, Fulton’s intent is to identify all such nonqualified deferred compensation plans it maintains and to timely amend each, where necessary, to meet the Section 409A requirements, and to alter the administration of each, where necessary, to comply with Section 409A. This amendment and compliance process is ongoing. With respect to Senior Management, in particular, the deferred compensation agreements and the employment and severance agreements summarized above have been amended for Section 409A compliance.

     Discussion of Option Grant Timing. Fulton does not have a formal policy on option granting or required grant dates. However, the Compensation Committee and Board of Directors historically have met in June of each year to consider and award options to the Executives and other officers. Fulton does not back date options or grant them retroactively, and does not coordinate option grants with the release of positive or negative corporate news. The 2004 Option Plan does not permit the award of discounted options, the reload of stock options or the re-pricing of stock options. Pursuant to the terms of the 2004 Option Plan, option prices are determined based on the average of the high and low trading price on the grant date. Historically, Fulton has granted options on or about July 1, as opposed to the date of the June meeting when action is taken by the Compensation Committee and Board of Directors to grant each award.

     Stock Ownership Guidelines. Fulton believes that broad based stock ownership by directors, officers and employees is an effective method to align the interests of its shareholders with the interests of its directors, officers and employees. However, Fulton does not have a formal share ownership requirement defined for directors, or any group of officers or employees, at the present time.

     Senior Management Succession. The topic of Senior Management succession is discussed and reviewed from time to time at Fulton. At the December 2007 Executive Committee meeting, seniors officers in Fulton’s Human Resources department discussed and reviewed the succession planning processes used by management to identify successors for each member of Senior Management at Fulton, middle management at Fulton, senior management at each of Fulton’s bank subsidiaries, and within each division for those banks with divisions.

Compensation Committee Report

     The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management at their March 2008 meeting and, based on the review and discussions, the members of the Compensation Committee present at the meeting recommended to the Board of Directors that the Compensation Discussion and Analysis above be included with or incorporated in Fulton's Annual Report on Form 10-K for the year ended December 31, 2007, and the 2008 annual proxy statement, as applicable.

Executive Compensation Committee

Patrick J. Freer, Chair
John O. Shirk, Vice Chair
Jeffrey G. Albertson
Donald M. Bowman, Jr.
George W. Hodges
Donald W. Lesher, Jr.

SUMMARY COMPENSATION TABLE

Name and Principal	Year	Salary[1]	Bonus[2]	Stock	Option	Non-Equity	Change in	All Other	Total
Position				Awards	Awards[3]	Incentive	Pension	Compensation[6]
						Plan	Value and
						Compensation[4]	Nonqualified
							Deferred
							Compensation
							Earnings[5]
		($)	($)	($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	2007	763,213	0	0	225,840	0	0	133,718	1,122,771
Chairman, President and	2006	734,946	28,267	0	70,713	381,607	0	142,667	1,358,200
Chief Executive Officer
of Fulton Financial
Corporation

Charles J. Nugent	2007	478,400	0	0	147,152	0	0	95,655	721,207
Senior Executive Vice	2006	460,682	17,718	0	59,396	167,440	0	97,645	802,881
President and Chief
Financial Officer of
Fulton Financial
Corporation

Richard J. Ashby, Jr.[7]	2007	405,000	0	0	173,463	0	0	79,163	657,626
Senior Executive Vice	2006	390,000	15,000	0	52,059	141,750	0	96,225	695,034
President of Fulton
Financial Corporation;
Chairman of Fulton
Financial Advisors, N.A.

James E. Shreiner	2007	306,000	0	0	61,850	0	0	57,625	425,475
Senior Executive Vice	2006	280,777	10,799	0	42,043	102,052	0	53,863	489,534
President of Fulton
Financial Corporation -
Administrative Services

E. Philip Wenger	2007	350,000	0	0	58,715	0	0	79,729	488,444
Senior Executive Vice	2006	309,056	11,887	0	42,043	112,330	0	79,629	554,945
President of Fulton
Financial Corporation –
Community Banking;
Chairman of Fulton Bank

____________________

1 Represents the 2006 and 2007 annual base salary for each of the Executives named in this table.
2 Represents a two-week holiday bonus paid in 2006 to the Executives and other Fulton employees. The Compensation Committee has decided to discontinue the payment of this bonus for the Executives and other officers who participate in the Variable Plan. The Executives were not eligible to receive the holiday bonus in 2007.

3 Amounts represent the compensation expense for stock option awards recognized in Fulton’s Consolidated Statements of Income in 2007 and 2006, under the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R). The per-option fair value of options granted in 2007, 2006 and 2005 was $1.78, $2.39 and $2.40, respectively. A discussion of the significant assumptions used to determine these fair values can be found in Note M, which starts on page 78 in the Notes to Consolidated Financial Statements, "Stock-Based Compensation Plans and Shareholders' Equity" located in the Fulton Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2007. There were no forfeitures of options during 2006 and 2007 by any of the Executives, and the expense being recognized for grants also assumes that none of the options will be forfeited. There can be no assurance that the Executives will ever realize these values in the future, or that the options will ever be exercised. Under Fulton’s Stock Option Plan, options vest 36 months following their grant date. In 2007, the Stock Option Plan was amended to allow for immediate vesting of options upon retirement if the holder of the options has attained both age 60 and 10 years of continuous service with Fulton. This amendment was applicable to options granted in 2007 and 2006. As required by SFAS 123R, compensation expense is recognized evenly over the 36-month vesting period or over the period from the date of grant to the period when the option holder attains both age 60 and 10 years of continuous service, if shorter.

The following table provides additional detail on the compensation expense recognized in 2007 for stock option awards of the Executives.

Name	2007 Option Grant -	2006 Option Grant -	2005 Option Grant -	Total 2007	Grant Date Fair Value
	Compensation Expense	Compensation Expense	Compensation Expense	Stock	of 2007 Stock Options
	Recognized in 2007	Recognized in 2007	Recognized in 2007	Option	(d)
	(a)	(b)	(c)	Expense
	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	81,926	91,502	52,412	225,840	81,926
Charles J. Nugent	42,744	59,334	45,074	147,152	64,116
Richard J. Ashby, Jr.	64,116	71,610	37,737	173,463	64,116
James E. Shreiner	10,259	19,096	32,495	61,850	42,744
E. Philip Wenger	7,124	19,096	32,495	58,715	42,744

(a)	Messrs. Smith and Ashby had attained age 60 and 10 years of continuous service when stock options were granted in July 2007. Accordingly, the entire grant date fair value was recognized as compensation expense in 2007. Mr. Nugent had attained 10 years of continuous service when stock options were granted in July 2007 and will attain age 60 in April 2008. Compensation expense is being recognized ratably over this 9-month period as it is shorter than the normal 36-month vesting period. Mr. Shreiner had attained 10 years of continuous service when stock options were granted in July 2007 and will attain age 60 in August 2009. Compensation expense is being recognized ratably over this 25-month period as it is shorter than the normal 36-month vesting period. Mr. Wenger had attained 10 years of continuous service when stock options were granted in July 2007, but will not attain age 60 until subsequent to the 36-month vesting period; accordingly, compensation expense is being recognized over the normal 36-month vesting period.

(b)	Represents compensation expense related to options granted in July 2006. In 2006, six months of expense, or 1/6th of the total grant date fair value, was recognized in 2006 for each of the Executives. When the Stock Option Plan was amended in 2007, the remaining 30 months, or 5/6th, of the grant date fair value for the 2006 grant for Messrs. Smith and Ashby was recognized in full in 2007. Recognition of compensation expense for the 2006 grant for Mr. Nugent was accelerated to be recognized ratably over 21 months from the date of the grant. There were no adjustments to the recognition of compensation expense for Messrs. Shreiner and Wenger; the amounts shown represent 12 months, or 1/3, of the grant date fair value of the 2006 stock option grant.

(c)	Represents compensation expense related to options granted in July 2005, which is being recognized evenly over the 36 month vesting period for each named executive. Amounts shown represent 12 months, or 1/3, of the grant date fair value of the 2005 stock option grant.

(d)	The SFAS 123R total grant date fair value for 2007 awards is provided for reference and is also reported in “Grants of Plan-Based Awards Table”. See also “Outstanding Equity Awards at Fiscal Year-End Table.”

4 Amounts listed for 2006 are Non-Equity Incentive Plan Compensation cash payments approved by the Executive Compensation Committee on March 19, 2007 for 2006 performance pursuant to Fulton’s Variable Plan. The Executive Compensation Committee determined at its March 5, 2008 meeting that because Fulton did not achieve the 2007 performance threshold established for the Variable Plan, no Non-Equity Incentive Plan Compensation cash payments would be paid to the Executives for 2007.
5 Fulton has determined that the Executives did not receive above-market earnings and such amounts did not need to be reported in this table column for 2006 and 2007. All participants in the non-qualified deferred compensation plan, which also includes senior managers other than the Executives, are permitted to select various investment options listed in footnote 2 of the “Nonqualified Deferred Compensation Table” on page 34 below. The rate of return for an individual participant’s account is based on the performance of the various standard investment options selected by each participant.

6 All Other Compensation includes Fulton’s payments for Qualified Profit Sharing Plan Contributions, Non-Qualified Profit Sharing Plan Contributions, club membership fees, use of company provided automobiles and certain travel expenses where spouses traveled with the executives and attended Fulton events. The methodology to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the items. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used. Amounts for vehicles include the cost of related items attributed to the company provided vehicle including an insurance premium of $1,075 for each vehicle. The “Other Perquisites” column includes spousal travel and other small benefits that individually are less than ten percent of all perquisites received by the Executive. The breakdown and total of all other compensation for each Executive for 2006 and 2007 is shown in the table below:

		Qualified Profit	Non-Qualified	Club	Use of	Other	Total All
Name	Year	Sharing Plan	Profit Sharing	Memberships	Company	Perquisites	Other
		Company	Plan Company		Provided		Compensation
		Contribution	Contribution		Automobiles
		($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	2007	33,750	80,732	10,562	7,158	1,516	133,718
	2006	33,000	77,242	15,275	13,454	3,696	142,667
Charles J. Nugent	2007	33,750	38,010	11,096	12,583	216	95,655
	2006	33,000	36,102	10,623	14,223	3,697	97,645
Richard J. Ashby, Jr.	2007	33,750	27,000	10,301	5,857	2,255	79,163
	2006	33,000	25,500	20,950	13,941	2,834	96,225
James E. Shreiner	2007	33,750	12,150	8,251	3,016	458	57,625
	2006	33,000	9,117	7,649	3,263	834	53,863
E. Philip Wenger	2007	33,750	18,750	14,090	12,001	1,138	79,729
	2006	33,000	13,358	18,834	13,424	1,013	79,629

7 Mr. Ashby will retire as an executive officer of Fulton effective March 28, 2008.

GRANTS OF PLAN BASED AWARDS

Name	Grant	Approval	Estimated Future or			Estimated Future or			All Other	All Other	Exercise	Closing	Grant Date
	Date[1]	Date[2]	Possible Payouts Under			Possible Payouts Under			Stock	Option	or Base	Price on	Fair Value
			Non-Equity Incentive Plan			Equity Incentive Plan			Awards:	Awards:	Price of	Grant	of Stock and
			Awards[3]			Awards			Number	Number of	Option	Date[5]	Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Securities	Awards[4]		Awards[6]
									of Stock	Underlying
									or Units	Options
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
R. Scott Smith, Jr.	7/1/2007	6/18/2007	-	-	-	-	-	-	-	46,000	14.415	14.42	81,926
Charles J. Nugent	7/1/2007	6/18/2007	-	-	-	-	-	-	-	36,000	14.415	14.42	64,116
Richard J. Ashby, Jr.	7/1/2007	6/18/2007	-	-	-	-	-	-	-	36,000	14.415	14.42	64,116
James E. Shreiner	7/1/2007	6/18/2007	-	-	-	-	-	-	-	24,000	14.415	14.42	42,744
E. Philip Wenger	7/1/2007	6/18/2007	-	-	-	-	-	-	-	24,000	14.415	14.42	42,744

____________________

1 Pursuant to the terms of the 2004 Stock Option and Compensation Plan, since the July 1, 2007, grant date was not a NASDAQ trading day, the fair market value was determined based on the average of the highest and lowest trading price of Fulton stock on the next preceding trading day, which was Friday, June 29, 2007.
2 As consistent with past option award practice, Fulton approved the 2007 options at the June Executive Compensation Committee and Board meetings both held on June 18, 2007, with a future grant date of July 1, 2007. The low trading, high trading, closing, and average of high/low trading prices of Fulton stock on June 18, 2007 were $14.71, $15.10, $14.75 and $14.905, respectively.
3 The Executives will not receive a cash bonus payment under the Variable Plan for 2007.
4 Determined pursuant to the terms of the 2004 Stock Option and Compensation Plan as the average of the highest and lowest trading price of Fulton stock on the grant date. The June 29, 2007 high trading and low trading prices were $14.52 and $14.31, respectively.
5 Closing price of Fulton stock on June 29, 2007, the next preceding day before the July 1, 2007 grant date, was $14.42.
6 FAS 123R Fair Value. There can be no assurance that the Executives will ever exercise the options or realize the amounts listed in the future.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]
Name	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	of	Securities	Incentive	Exercise	Expiration	Shares or	Value of	Incentive	Incentive
	Securities	Underlying	Plan Awards:	Price	Date	Units of	Shares or	Plan	Plan Awards:
	Underlying	Unexercised	Number of	($)		Stock That	Units of	Awards:	Market or
	Unexercised	Options	Securities			Have Not	Stock That	Number of	Payout Value
	Options	(#)	Underlying			Vested	Have Not	Unearned	of Unearned
	(#)	Unexercisable[3]	Unexercised			(#)	Vested	Shares,	Shares, Units
	Exercisable		Unearned				($)	Units or	or Other
			Options					Other	Rights That
			(#)					Rights That	Have Not
								Have Not	Vested
								Vested	($)
								(#)
R. Scott Smith, Jr.	36,172	0	0	11.32	6/30/2008	0	0	0	0
R. Scott Smith, Jr.	32,907	0	0	10.45	6/30/2009	0	0	0	0
R. Scott Smith, Jr.	30,580	0	0	10.38	6/30/2010	0	0	0	0
R. Scott Smith, Jr.	41,603	0	0	11.32	6/30/2011	0	0	0	0
R. Scott Smith, Jr.	41,530	0	0	13.35	6/30/2012	0	0	0	0
R. Scott Smith, Jr.	41,344	0	0	14.44	6/30/2013	0	0	0	0
R. Scott Smith, Jr.	72,189	0	0	15.38	6/30/2014	0	0	0	0
R. Scott Smith, Jr.	0	65,625	0	17.12	6/30/2015	0	0	0	0
R. Scott Smith, Jr.	0	46,000	0	15.89	6/30/2016	0	0	0	0
R. Scott Smith, Jr.	0	46,000	0	14.415	6/30/2017	0	0	0	0
Charles J. Nugent	33,758	0	0	11.32	6/30/2008	0	0	0	0
Charles J. Nugent	30,911	0	0	10.45	6/30/2009	0	0	0	0
Charles J. Nugent	28,679	0	0	10.38	6/30/2010	0	0	0	0
Charles J. Nugent	35,815	0	0	11.32	6/30/2011	0	0	0	0
Charles J. Nugent	35,742	0	0	13.35	6/30/2012	0	0	0	0
Charles J. Nugent	35,832	0	0	14.44	6/30/2013	0	0	0	0
Charles J. Nugent	63,001	0	0	15.38	6/30/2014	0	0	0	0
Charles J. Nugent	0	56,437	0	17.12	6/30/2015	0	0	0	0
Charles J. Nugent	0	36,000	0	15.89	6/30/2016	0	0	0	0
Charles J. Nugent	0	36,000	0	14.415	6/30/2017	0	0	0	0
Richard J. Ashby, Jr.	25,927	0	0	10.45	6/30/2009	0	0	0	0
Richard J. Ashby, Jr.	23,930	0	0	10.38	6/30/2010	0	0	0	0
Richard J. Ashby, Jr.	29,846	0	0	11.32	6/30/2011	0	0	0	0
Richard J. Ashby, Jr.	29,738	0	0	13.35	6/30/2012	0	0	0	0
Richard J. Ashby, Jr.	30,319	0	0	14.44	6/30/2013	0	0	0	0
Richard J. Ashby, Jr.	52,501	0	0	15.38	6/30/2014	0	0	0	0
Richard J. Ashby, Jr.	0	47,250	0	17.12	6/30/2015	0	0	0	0
Richard J. Ashby, Jr.	0	36,000	0	15.89	6/30/2016	0	0	0	0
Richard J. Ashby, Jr.	0	36,000	0	14.415	6/30/2017	0	0	0	0

James E. Shreiner	21,479	0	0	11.32	6/30/2008	0	0	0	0
James E. Shreiner	17,949	0	0	10.45	6/30/2009	0	0	0	0
James E. Shreiner	16,333	0	0	10.38	6/30/2010	0	0	0	0
James E. Shreiner	20,260	0	0	11.32	6/30/2011	0	0	0	0
James E. Shreiner	21,706	0	0	13.35	6/30/2012	0	0	0	0
James E. Shreiner	20,673	0	0	14.44	6/30/2013	0	0	0	0
James E. Shreiner	45,939	0	0	15.38	6/30/2014	0	0	0	0
James E. Shreiner	0	40,687	0	17.12	6/30/2015	0	0	0	0
James E. Shreiner	0	24,000	0	15.89	6/30/2016	0	0	0	0
James E. Shreiner	0	24,000	0	14.415	6/30/2017	0	0	0	0
E. Philip Wenger	13,808	0	0	11.32	6/30/2008	0	0	0	0
E. Philip Wenger	12,962	0	0	10.45	6/30/2009	0	0	0	0
E. Philip Wenger	13,295	0	0	10.38	6/30/2010	0	0	0	0
E. Philip Wenger	18,090	0	0	11.32	6/30/2011	0	0	0	0
E. Philip Wenger	19,898	0	0	13.35	6/30/2012	0	0	0	0
E. Philip Wenger	20,673	0	0	14.44	6/30/2013	0	0	0	0
E. Philip Wenger	45,939	0	0	15.38	6/30/2014	0	0	0	0
E. Philip Wenger	0	40,687	0	17.12	6/30/2015	0	0	0	0
E. Philip Wenger	0	24,000	0	15.89	6/30/2016	0	0	0	0
E. Philip Wenger	0	24,000	0	14.415	6/30/2017	0	0	0	0

____________________

1 The number of securities underlying the options and the option exercise price have been adjusted for stock dividends and stock splits that have occurred since the grant date.
2 There are no outstanding restricted stock awards to the Executives.
3 Options with an expiration date of June 30, 2015 will vest July 1, 2008, options with an expiration date of June 30, 2016 will vest July 1, 2009, and options with an expiration date of June 30, 2017 will vest July 1, 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards[1]		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting
	Acquired		Acquired
	on Exercise		on Vesting
	(#)	($)	(#)	($)
R. Scott Smith, Jr.	3,000	16,890[2]	0	0
R. Scott Smith, Jr.	11,837	53,207[3]	0	0
R. Scott Smith, Jr.	10,099	51,744[4]	0	0
Charles J. Nugent	4,000	22,520[5]	0	0
Charles J. Nugent	6,000	32,430[6]	0	0
Charles J. Nugent	3,192	16,040[7]	0	0
Charles J. Nugent	10,099	51,808[8]	0	0
Richard J. Ashby, Jr.	19,177	113,144[9]	0	0
Richard J. Ashby, Jr.	8,832	35,858[10]	0	0
Richard J. Ashby, Jr.	19,006	73,933[11]	0	0
James E. Shreiner	10,099	53,121[12]	0	0
James E. Shreiner	4,692	24,685[13]	0	0
E. Philip Wenger	9,591	57,690[14]	0	0

____________________

1 The numbers of securities underlying the options and the option exercise price have been adjusted for stock dividends and stock splits that have occurred since the date of grant.
2 Options exercised on January 19, 2007.
3 Options exercised on April 3, 2007.
4 Options exercised on May 31, 2007.
5 Options exercised on January 19, 2007.
6 Options exercised on March 1, 2007.
7 Options exercised on March 14, 2007.
8 Options exercised on June 15, 2007.
9 Options exercised on January 29, 2007.
10 Options exercised on August 9, 2007.
11 Options exercised on September 19, 2007.
12 Options exercised on May 31, 2007.
13 Options exercised on June 4, 2007.
14 Options exercised on February 12, 2007.

PENSION BENEFITS

Name[1]	Plan Name	Number of Years	Present	Payments During
		Credited Service	Value of Accumulated	Last Fiscal Year
Benefit
		(#)	($)	($)
R. Scott Smith, Jr.	NA	-	-	-
Charles J. Nugent	NA	-	-	-
Richard J. Ashby, Jr.	Fulton Financial
	Affiliate's Defined	7	292,161	0
Benefit Pension Plan
James E. Shreiner	NA	-	-	-
E. Philip Wenger	NA	-	-	-

____________________

1 Except for Mr. Ashby, none of the Executives participates in or has account balances in any qualified or non-qualified defined benefit plans sponsored by Fulton. Mr. Ashby was a Fulton employee when he accepted a position in 1992 with Lafayette Ambassador Bank, a Fulton affiliate bank. Mr. Ashby’s participation in this plan ended in 1998 when he accepted a new position at Fulton and started participation in the Fulton Profit Sharing Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate Balance
	Contributions in Last	Contributions in Last	in Last FY2	Withdrawals/	at Last FYE[3]
	FY	FY1		Distributions
	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	0	80,732	42,290	0	591,143
Charles J. Nugent	0	38,010	15,255	0	319,661
Richard J. Ashby, Jr.	50,000[4]	27,000	22,754	0	529,218[5]
James E. Shreiner	0	12,150	3,923	0	54,452
E. Philip Wenger	0	18,750	1,403	0	48,260

____________________

1 Fulton’s contributions toward nonqualified deferred compensation for each of the Executives are listed in this column. See the table contained in footnote 6 of the Summary Compensation Table on page 27. Amounts listed as registrant contributions in this Nonqualified Deferred Compensation Table are also included as part of the Executives’ “Total All Other Compensation” in the Summary Compensation Table. 2007 contributions were credited to each of the Executive’s accounts in January 2008.
2 The Executives direct the investment of their nonqualified deferred compensation contributions into various standard investment options offered from a set menu of investment funds. In 2007, the available investment funds included Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Core Fixed Income I Fund, Vanguard Windsor II Fund, T. Rowe Price Growth Stock Fund, Vanguard 500 Index Fund, Goldman Sachs Growth Opportunity I Fund, Vanguard Small Cap Index Fund, Fidelity Adv Small Cap I Fund and Fidelity Adv Div International I Fund. The Executives may change their individual elections by completing a new election form. There is a discussion of the Deferred Compensation Agreements and Defined Benefit Pension Plans on pages 20 and 21.
3 Balances include the 2007 contributions made by Fulton and credited to the Executives’ accounts in January 2008.
4 Mr. Ashby was the only individual to make personal contributions in 2007 to a nonqualified deferred compensation account and this amount is not included in the “Total All Other Compensation” amount in the Summary Compensation Table and was not additional compensation paid to him by Fulton.
5 Amount listed does not include approximately $54,000 potentially available as of December 31, 2007 under Mr. Ashby’s April 7, 1992 Deferred Compensation Agreement described on page 20. Neither Mr. Ashby nor Fulton made any contributions to this plan in 2007. Based on an actuarial calculation, this amount decreased by $45,000 since the December 31, 2006 actuarial estimate.

DIRECTOR COMPENSATION

Name[1]	Fees	Stock	Option	Non-Equity	Change in Pension	All Other	Total
	Earned or	Awards	Awards	Incentive Plan	Value and	Compensation[2]
	Paid in			Compensation	Nonqualified
	Cash				Deferred
					Compensation
					Earnings
	($)	($)	($)	($)	($)	($)	($)
Jeffrey G. Albertson	42,750	0	0	0	0	10,833[3]	53,583
John M. Bond	40,750	0	0[4]	0	0	30,000[5]	70,750
Donald M. Bowman, Jr.	47,000	0	0	0	0	8,000[6]	55,000
Dana A. Chryst[7]	0	0	0	0	0	12,000[8]	12,000
Craig A. Dally	40,750	0	0	0	0	10,000[9]	50,750
Patrick J. Freer	51,000	0	0	0	0	8,500[10]	59,500
Rufus A. Fulton Jr.	38,750	0	0[11]	0	0	14,666[12]	53,416
George W. Hodges	58,750	0	0[13]	0	0	0	58,750
Carolyn R. Holleran	41,750	0	0	0	0	6,000[14]	47,750
Thomas W. Hunt[15]	10,333	0	0[16]	0	0	0	10,333
Willem Kooyker	45,750	0	0	0	0	16,500[17]	62,250
Donald W. Lesher Jr.	50,250	0	0	0	0	4,958[18]	55,208
Abraham S. Opatut	38,750	0	0	0	0	163,600[19]	202,350
John O. Shirk	41,750	0	0	0	0	12,000[20]	53,750
Gary A. Stewart	41,750	0	0	0	0	0	41,750

____________________

1 Directors listed represent all the non-management directors of Fulton during 2007. Mr. Smith, who was compensated as an officer of Fulton, did not receive any additional compensation for his service as a director of Fulton.
2 Unless otherwise noted, excludes perquisites and other personal benefits with an aggregate value of less than $10,000. Fulton’s methodology to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the item. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used.
3 Represents the annual retainer fee Mr. Albertson received for service on the Board of Directors of The Bank.
4 Fulton directors did not receive options as part of their 2007 compensation, however, as of December 31, 2007, Mr. Bond had 196,851 exercisable options and 21,513 options not vested that previously were awarded to him by Columbia Bancorp, which was acquired by Fulton in February 2006.
5 Represents the annual retainer fee Mr. Bond received for service as non-employee Chairman of The Columbia Bank.
6 Represents the annual retainer fee Mr. Bowman received for service on the Board of Directors of Hagerstown Trust Company.
7 Ms. Chryst became a director effective March 17, 2008.
8 Represents the annual retainer fee Ms. Chryst received for service on the Board of Directors of Fulton Bank.
9 Represents the annual retainer fee Mr. Dally received for service on the Board of Directors of Lafayette Ambassador Bank.
10 Represents the annual retainer fee Mr. Freer received for service on the Board of Directors of Lebanon Valley Farmers Bank and the Fulton Bank Lebanon Valley Division Board.
11 Fulton directors did not receive options as part of their 2007 compensation. However, as of December 31, 2007, Mr. Fulton had 85,314 exercisable options that were awarded to him prior to his retirement as an officer of Fulton. Since these options were not exercised, they expired on 1/1/08 by the terms of the option plan and option agreements issued.
12 Includes $10,346 for club fees, $2,340 office use and $1,980 for other perquisites that are individually less that ten percent of the total perquisites received by Mr. Fulton in 2007.

13 Fulton directors did not receive options as part of their 2007 compensation. However, as of December 31, 2007, Mr. Hodges had 8,103 exercisable options that previously were awarded to him by Drovers Bancshares Corporation, which was acquired by Fulton in July 2001.
14 Represents the annual retainer fee Mrs. Holleran received for service on the Regional Board of the Fulton Bank Great Valley Division.
15 Mr. Hunt decided to not stand for reelection as a director, and his term as a director and a member of the Audit and Nominating Committees of Fulton ended on May 7, 2007. Retainer fees for Mr. Hunt were pro rated based on the date his service ended.
16 Fulton directors did not receive options as part of their 2007 compensation. However, as of December 31, 2007, Mr. Hunt had 3,942 exercisable options that previously were awarded to him by Resource Bankshares Corporation, which was acquired by Fulton in April 2004.
17 Represents fees Mr. Kooyker received for service on the Board of Directors of Somerset Valley Bank, which includes a $5,000 retainer, $650 for each Board meeting attended and $200 for each committee meeting attended. Also includes $12,700 for service on the Somerset Valley Bank Regional Board.
18 Represents the annual retainer fee Mr. Lesher received for service on the Board of Directors of Lebanon Valley Farmers Bank and the Fulton Bank Lebanon Valley Division Board.
19 Includes $153,600 in fees Mr. Opatut received for service as Chairman of the Board of Directors of First Washington State Bank and the First Washington Division Board. First Washington State Bank was merged into The Bank in 2007. Mr. Opatut is now a director of The Bank and in 2007 he received $10,000 in retainer fees for service as a director of The Bank.
20 Represents the annual retainer fee Mr. Shirk received for service on the Board of Directors of Fulton Bank.

Compensation of Directors

     Each member of the Board of Directors of Fulton is paid a retainer fee and meeting fees for his or her services as a director, except that no fee is paid to any director who is also a salaried officer of Fulton or one of its subsidiary banks. Thus, Mr. Smith did not receive any director fees in 2007 for serving as a member of the Board of Directors. For the first three quarters of 2007, non-management directors received a quarterly retainer of $5,000. After a study in 2007 by the Hay Group, an outside compensation consultant, and upon the recommendation of the Executive Compensation Committee, the Board of Directors on September 18, 2007 increased the non-employee director quarterly retainer to $8,750 effective October 1, 2007. In addition, directors are paid a fee of $1,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended on non-board meeting days. The chairperson of the Audit Committee is paid a quarterly fee of $2,500 and the chairpersons of the Executive Committee and the Executive Compensation Committee are paid a quarterly fee of $625. Directors are also paid $1,000 for attendance at Fulton sponsored educational seminars, but these seminars are not included for purposes of calculating director attendance rates since they are a voluntary activity. Fulton also reimburses directors for certain expenses incurred in the performance of their service as directors of Fulton. Certain directors have elected to participate in the Fulton Deferred Compensation Plan, under which a director may elect not to receive the normal director's fees when earned, but instead, to receive them, together with interest, in a lump sum or in installments over a period of up to twenty (20) years following retirement. The only current non-management Fulton directors who have established accounts to defer fees are Directors Albertson, Bond, Chryst and Holleran.

     As disclosed in the Director Compensation Table and footnotes above, certain Fulton directors also serve on the boards of various Fulton subsidiary banks, or other Fulton affiliate boards, and the directors are compensated with a retainer, meeting fees or both a retainer and meeting fees for their service on each of the individual boards.

INFORMATION CONCERNING DIRECTORS

Meetings and Committees of the Board of Directors

     The Board of Directors of Fulton has a standing Executive Committee, Audit Committee, Nominating Committee, Executive Compensation Committee, Trust Committee and Human Resources Committee. The following table represents the membership on each Fulton committee as of the date of this proxy statement:

	Executive	Executive	Nominating	Audit	Human	Trust
		Compensation			Resources
Jeffrey G. Albertson*	Member	Member	Chair		Member
John M. Bond, Jr.						Vice Chair
Donald M. Bowman, Jr.*	Member	Member				Member
Dana A. Chryst*						Member
Craig A. Dally*			Member		Member
Patrick J. Freer*	Member	Chair		Member
Rufus A. Fulton, Jr.						Chair
George W. Hodges **	Vice Chair	Member		Chair
Carolyn R. Holleran*			Member		Chair
Willem Kooyker **				Member
Donald W. Lesher, Jr.*	Chair	Member		Vice Chair
Abraham S. Opatut					Vice Chair
John O. Shirk*	Member	Vice Chair	Vice Chair			Member
R. Scott Smith, Jr.	Member				***	***
Gary A. Stewart*			Member	Member

* Independent Director	** Independent Director and Audit Committee Financial Expert	*** Ex-officio member

Compensation Committee Interlocks and Insider Participation

     In March 2004, the Executive Compensation Committee was formed, and its membership consists only of independent directors. More information regarding the Executive Compensation Committee can be found in "Compensation Discussion and Analysis" on page 12. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Executive Compensation Committee. Directors Albertson and Bowman have indirect relationships described in "Related Person Transactions with Directors and Executive Officers" on page 38, and there are similar relationships with law firms where other directors are employed. The Executive Compensation Committee is responsible for, among other things, recommending the compensation and stock option awards for Senior Management to the Board of Directors. The Executive Compensation Committee met nine times in 2007. The Executive Compensation Committee is governed by a formal charter, which was last amended in 2008, and which is available on Fulton’s website at www.fult.com.

Other Board Committees

     All members of the Audit Committee meet the experience and independence requirements of the NASDAQ listing standards, and the rules and regulations of the SEC. Directors Hodges and Kooyker were determined to qualify, and agreed to serve, as the Audit Committee's "financial experts" as defined by the SEC regulations. The Audit Committee met fourteen times during the year. The Audit Committee is governed by a formal charter, which was last amended in 2007, and which is available on Fulton’s website at www.fult.com. The Audit Committee's pre-approval policy and procedure for audit and non-audit services is set forth in its charter. The functions of the Audit Committee include, among other things: sole authority to appoint or replace the independent auditor; direct responsibility for the compensation and oversight of the work of the independent auditor; oversight of the overall relationship with the independent auditor; meeting with the independent auditor to review the scope of audit services; reviewing and discussing with management and the independent auditor annual and quarterly financial statements and related disclosures; overseeing the internal audit function, including hiring and replacing the chief audit executive; reviewing periodic reports from the loan review function; reviewing and approving of all changes to Fulton's Code of Conduct; reviewing and approving of related person transactions; establishing procedures and handling complaints concerning accounting, internal accounting controls, or auditing matters and oversight of Fulton's risk management process.

     All the members of the Nominating Committee meet the independence requirements of the NASDAQ listing standards. The Nominating Committee met one time during the year. The Nominating Committee is responsible for, among other things, recommending to the Board of Directors the nominees for election to the Board of Directors. The Nominating Committee operates pursuant to its charter, which is available on Fulton’s website at www.fult.com.

     The Executive Committee met nine times during the year. Except for the powers expressly excluded in Section 5 of Article III of the Bylaws, the Executive Committee exercises the powers of the Board of Directors between board meetings.

     The Trust Committee met eight times during the year. The Trust Committee is responsible for consulting with management of Fulton Financial Advisors, National Association, a subsidiary of Fulton, and overseeing all trust, investment, insurance and related financial services which Fulton performs, directly or indirectly through an affiliate.

     Fulton’s Board of Directors has delegated certain compensation matters to the Human Resources Committee including, but not limited to, administration of Fulton’s Employee Stock Purchase Plan, Fulton’s 401(k) Retirement Plan and 401(k) plans for affiliate banks, approving employment agreements for non-executive officers of Fulton and fulfilling other broad based human resources duties. The Human Resources Committee met eight times during the year to review benefit and salary administration programs for Fulton employees other than Senior Management of Fulton, and other human resources matters affecting Fulton and its subsidiaries.

     There were thirteen meetings of the Board of Directors of Fulton and forty-nine meetings of the standing committees of the Board of Directors of Fulton during 2007. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the board committees on which he or she served in 2007.

Executive Sessions

     The independent directors of the board met three times in executive session in 2007. Director Lesher, as the Chairman of the Executive Committee, conducted these executive sessions of the independent directors of the board.

Annual Meeting Attendance

     Fulton does not have a formal policy requiring the individual members of the Board of Directors to attend the Annual Meeting, although all directors are encouraged to attend the meeting in person. Fulton held its 2007 Annual Meeting, which began at 12:00 noon on May 7, 2007, at the Hershey Lodge and Convention Center, and all of the Fulton directors in office as of the day of the Annual Meeting were present in 2007.

Related Person Transactions with Directors and Executive Officers

     Financial Products and Services. Some of the directors and executive officers of Fulton and the companies with which they are associated were customers of, and/or had banking transactions with, Fulton bank subsidiaries during 2007. These transactions included deposit accounts, trust relationships and loans in the ordinary course of business with different Fulton bank subsidiaries. All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than a normal risk of collectibility or present other unfavorable features. It is anticipated that similar transactions will be entered into in the future. By using Fulton’s products and services, directors and officers have the opportunity to become familiar with the wide array of products and services offered by Fulton’s affiliate banks to customers.

     Other Transactions. Applicable SEC regulations require Fulton to disclose transactions with certain related persons where the amount involved exceeds $120,000. However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Fulton is not deemed to have a material interest in a transaction where the interest arises only from such person’s position as a director of the other entity and/or arises only from the ownership by such person in the other entity if that ownership is under ten percent, excluding partnerships. Amounts paid to entities in which a related person does not have a material interest are not required to be disclosed.

     Some of the directors of Fulton are members of law firms which provided legal services to Fulton or its subsidiaries in 2007 and in prior years. It is expected that these firms will continue to provide services to Fulton or its subsidiaries in the future. The law firm of Albertson Ward, Woodbury, New Jersey, has provided legal services to subsidiaries of Fulton for several years. Director Albertson is a partner in this law firm with more than a ten percent interest in the firm. In 2007, Fulton paid Albertson Ward $152,835 in fees and expense reimbursements for such services.

     In 2007, affiliate bank subsidiaries of Fulton paid annual rent and related expenses of $101,534 for a branch office to The Bowman Group, LLP, and annual rent and related expenses of $120,236 for a branch office to Bowman 2000 LLC. Director Donald M. Bowman, Jr. is a limited partner in The Bowman Group, LLP and is the manager of Bowman 2000 LLC.

     Fulton considered all of the above related person transactions, and other similar transactions, when it made the determinations that eleven of Fulton’s fifteen nominees and continuing directors are independent in accordance with the NASDAQ listing standards. See “Information about Nominees, Continuing Directors and Independence Standards” on page 6 for more information.

     Family Relationships. There are no family relationships among any of the directors and Senior Management of Fulton. However, family relationships do exist among Senior Management and some of the approximately 3,680 employees of Fulton and its subsidiaries. These employees participate in compensation, benefit and incentive plans on the same basis as other similarly situated employees. SEC regulations require disclosure of any transaction with a related person where the amount involved exceeds $120,000. In fiscal year 2007, the only immediate family member of Senior Management who was compensated in excess of that amount was Mr. Craig A. Roda, the brother-in-law of Mr. Wenger. In 2007, Mr. Roda received annual compensation consisting of base salary and cash bonus totaling $308,750, plus other benefits on the same basis as other similarly situated employees. Mr. Roda became President and Chief Operating Officer of Fulton Bank in January 2006, and in October 2006 he became the President and Chief Executive Officer of Fulton Bank. He has been employed by Fulton in various positions since 1979.

     Related Person Transaction Policy and Procedures. Fulton does not have a separate policy specific to related person transactions. Under Fulton’s Code of Conduct (“Code”), however, employees and directors are expected to recognize and avoid those situations where personal or financial interests or relationships might influence, or appear to influence, the judgment of the employee or director on matters affecting Fulton. The Code also requires thoughtful attention to the problem of conflicts and the exercise of the highest degree of good judgment. Under the Code, directors must provide reasonable notice to Senior Management of all changed or new business activities, related person relationships and board directorships as they arise.

     In addition, Fulton and its affiliate banks are subject to Federal Reserve Regulation O, which governs loans by federally regulated banks to certain insiders, including an executive officer, director or 10% controlling shareholder of the applicable bank or bank holding company, or an entity controlled by such executive officer, director or controlling shareholder (an “Insider”). Each Fulton affiliate bank follows a Regulation O policy that prohibits the affiliate bank from making loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features. Fulton and its affiliate banks are examined periodically by different bank regulators for compliance with Regulation O. Internal controls exist within Fulton and its affiliate banks to ensure that compliance with Regulation O is maintained on an ongoing basis.

     In accordance with Fulton's Audit Committee Charter and NASDAQ listing standards, the Audit Committee is charged with the responsibility to review the terms of and approve related person transactions. This responsibility includes reviewing an annual report regarding the related person transactions with each director and Executive during the prior year, if any. At the February 2008 Audit Committee meeting, the Audit Committee reviewed all existing related person transactions involving Fulton’s directors and executive officers. The Audit Committee concluded that the loans and other banking services to the directors of Fulton, Executives and their related interests were provided in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with others. The Audit Committee also conducted a review of all other related person transactions for any potential conflict of interest situations with the directors of Fulton and the Executives, and concluded that there were no conflicts present, and ratified and approved all the transactions reviewed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors and certain officers of Fulton to file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of common stock and other equity securities of Fulton. Based solely on its review of copies of such reports, forms or written representations from certain reporting persons that no Form 5’s were required for those persons, Fulton believes that all Section 16(a) filing requirements applicable to its directors and officers have been complied with and reports were timely filed in 2007.

Board Evaluations

     In an effort to improve board, committee and individual director performance, all of the members of the Board of Directors were asked to complete a board evaluation questionnaire in December 2007. The results were compiled by the Corporate Secretary and presented to the Board of Directors at the January 2008 meeting for the directors to discuss the results without management present. Initially all the directors were present, however, the independent directors continued the discussion during an executive session of the Board of Directors.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     For the year ended December 31, 2007, and December 31, 2006, Fulton engaged KPMG LLP ("KPMG"), independent certified public accountants, to audit Fulton's financial statements. The fees incurred for services rendered by KPMG for the years ended December 31, 2007 and 2006 are summarized in the following table.

	2007	2006
Audit Fees – Annual Audit and Quarterly Reviews (1)	$1,707,825	$1,638,000
Audit Fees – Issuance of Comfort Letters and Consents	120,380	66,040

Audit Fees Subtotal	1,828,205	1,704,040

Audit Related Fees	24,320	25,780
Tax Fees	0	0
All Other Fees (2)	122,062	19,310

TOTAL	$1,974,587	$1,749,130

(1) Amounts presented for 2007 are based upon the audit engagement letter and additional billings if applicable. Final billings for 2007 may differ.

(2) All Other Fees were for services rendered to the trust subsidiary (primarily for a SAS 70 report on the processing of transactions by the retirement services area). Amounts totaling $12,000 in 2007 and $253,500 in 2006 for audit and tax services to Columbia Bancorp, Inc. for periods prior to its acquisition have been excluded.

     The appointment of KPMG for the fiscal year ended December 31, 2008 was approved by the Audit Committee of the Board of Directors of Fulton (the “Committee”) at a meeting on February 26, 2008. Representatives of KPMG are expected to be present at the 2008 Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

     The Committee has carefully considered whether the provision of the non-audit services described above which were performed by KPMG in 2007 would be incompatible with maintaining the independence of KPMG in performing its audit services and has determined that, in its judgment, the independence of KPMG has not been compromised.

     All fees paid to KPMG in 2007 and 2006 were preapproved by the Committee. The Committee preapproves all auditing and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Securities Exchange Act of 1934. However, these types of services are approved prior to completion of the services. The Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services. Any decisions of such subcommittees to grant preapprovals are presented to the full Committee for ratification at its next scheduled meeting.

     Based on its review and discussion of the audited 2007 financial statements of Fulton with management and KPMG, the Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. A copy of the report of the Audit Committee of its findings that resulted from its financial reporting oversight responsibilities is attached as Exhibit A.

ADDITIONAL INFORMATION

     A copy of the Annual Report of Fulton on Form 10-K as filed with the Securities and Exchange Commission, including financial statements, is available without charge to shareholders upon written request addressed to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, Lancaster, Pennsylvania 17604.

     Only one proxy statement is being delivered to multiple security holders sharing an address unless Fulton has received contrary instructions from one or more of the security holders. Fulton will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Such a request should be made to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, Lancaster, Pennsylvania 17604, (717) 291-2411. Requests to receive a separate mailing for future proxy statements should be made orally or in writing to the Corporate Secretary at the foregoing address or phone number.

     The Fulton Annual Report on Form 10-K for year ended December 31, 2007 and proxy statement are posted and available on Fulton's website at www.fult.com. Copies of the current governance documents and future updates, including but not limited to the Fulton Code of Conduct, Audit Committee Charter, Executive Compensation Committee Charter and Nominating Committee Charter, are also posted and available on Fulton's website at www.fult.com.

OTHER MATTERS

     The Board of Directors of Fulton knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2008 Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton.

BY ORDER OF THE BOARD OF DIRECTORS

R. SCOTT SMITH, JR.
Chairman of the Board, President
and Chief Executive Officer

Lancaster, Pennsylvania
March 20, 2008